EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

March 18, 2018

among

STEWART INFORMATION SERVICES CORPORATION,

FIDELITY NATIONAL FINANCIAL, INC.,

A HOLDCO CORP.

and

S HOLDCO LLC

THIS AGREEMENT MUST BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENTS HEREOF WITH RESPECT TO THE SUBJECT MATTER HEREOF.

i

Annex A	Required Insurance Regulatory Filings/Approvals
Annex B	Foreign Antitrust Approvals

Exhibit A	Parent Representation Letter
Exhibit B	Company Representation Letter

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 18, 2018 by and among Stewart Information Services Corporation, a Delaware corporation (the “Company”), Fidelity National Financial, Inc., a Delaware corporation (“Parent”), A Holdco Corp., a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub I”), and S Holdco LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”).

W I T N E S S E T H:

WHEREAS, the respective boards of directors or board of managers of the Company and each of the Merger Subs have approved and deemed it advisable that the respective equityholders of the Company and the Merger Subs approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of (i) a merger of Merger Sub I with and into the Company (“Merger I”), with the Company surviving Merger I as a direct wholly-owned subsidiary of Parent, and (ii) a merger of Company with and into Merger Sub II (“Merger II”, and, together with Merger I, the “Mergers”), with Merger Sub II surviving Merger II as a direct wholly-owned subsidiary of Parent, in each case on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, for U.S. federal income Tax purposes, it is intended that, to the extent consistent with Applicable Law, (i) the Mergers be treated as a single integrated transaction that qualifies as a “reorganization” under provisions of Section 368(a) of the Code (a “368 Reorganization”) and (ii) this Agreement constitutes a “plan of reorganization” for purposes of Sections 368, 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.                          Definitions.  (a)  As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any transaction or series of related transactions, including any offer or proposal, relating to (i) any acquisition or purchase, direct or indirect, of assets representing twenty-five percent (25%) or more of the consolidated earning power of the Company and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated earning power of the Company and its Subsidiaries (taken together), (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated earning power of the Company and its Subsidiaries (taken together) or (iii) a merger, consolidation, amalgamation, share exchange, business combination, joint venture, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated earning power of the Company and its Subsidiaries (taken together).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Antitrust Law” means all Applicable Law relating to anti-trust, anti-monopoly, merger control or competition.

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Houston, Texas or New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2017 and the footnotes thereto set forth in the Company 10-K.

“Company Common Stock” means the common stock, $1.00 par value per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and the Merger Subs.

“Company Employee” means an employee of the Company or any of its Subsidiaries.

“Company Employee Plan” means any material (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) employment or consulting agreement, or severance, change in control, transaction bonus, retention or similar agreement or arrangement, or (iii) other plan, agreement, arrangement, program or policy, providing for bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, medical, dental, vision, prescription or fringe benefits, life insurance, relocation, disability or sick leave benefits, post-employment or retirement benefits (including pension, health, medical or insurance benefits), in each case, whether or not subject to ERISA, that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by the Company or any of its Subsidiaries for the current or future benefit of any current or former Company Employee, director or independent contractor, or with respect to which the Company or any of its Subsidiaries has any liability (contingent or otherwise).

“Company Material Adverse Effect” means a material adverse effect on (a) the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the following shall not be deemed to constitute a Company Material Adverse Effect (and shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur): (i) changes in GAAP or the interpretation thereof, (ii) changes in economic, political, regulatory, legal or tax conditions in the United States or any other country or region in which the Company or any of its Subsidiaries has material operations, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), (iii) changes in conditions generally affecting the industries in which the Company or any of its Subsidiaries operates, (iv) changes in Applicable Law or the interpretation thereof, (v) acts of war, sabotage, terrorism, cyberattacks or natural disasters, (vi) the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons and any stockholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (vi) shall not apply to “Company Material Adverse Effect” as used in Section 4.03, Section 4.04, or Section 9.02(a) to the extent relating to Section 4.03 or Section 4.04), (vii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (viii) any actions taken (or omitted to be taken) to the extent taken (or omitted to be taken) at the request of Parent or either of the Merger Subs, (ix) changes in the price and/or trading volume of the Company Common Stock or any other securities of the Company on the NYSE or any other market in which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect) or (x) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries that are required, contemplated or permitted to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable antitrust or competition laws for the consummation of the Merger; provided, however, that the exceptions set forth in clauses (i), (ii), (iii) or (iv) of the foregoing proviso shall not apply to the extent the Company and its Subsidiaries, taken as a whole, are materially and disproportionately impacted thereby relative to other entities operating in the same industry or industries in which the Company and its Subsidiaries operate (in which case the incremental material and disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect), or (b) the ability of the Company to consummate the transactions contemplated by this Agreement.

“Company Stock Plan” means the Stewart Information Services Corporation 2005 Long Term Incentive Plan, as amended, and the Stewart Information Services Corporation 2014 Long Term Incentive Plan.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“Environmental Laws” means any and all statutes, laws, regulations or rules that have as their principal purpose the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“FTC” means the Federal Trade Commission.

“Fundamental Representations” means the representations and warranties set forth in Sections 4.01, 4.02, 4.05(c), 4.22, 5.01, 5.02, 5.05(c) and 5.17.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority (including, for the avoidance of doubt, the National Association of Insurance Commissioners), department, court, agency or official, including any political subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Insurance Department” means, in any jurisdiction, the Governmental Authority primarily charged with the regulation of the business of insurance in such jurisdiction.

“Insurance Law” means all Applicable Law relating to business and products of insurance.

“Intellectual Property” means trademarks, service marks, trade names, domain names, mask works, inventions, patents, trade secrets, copyrights, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property rights.

“Intervening Event” means any event, development or change in circumstances material to the Company and its Subsidiaries taken as a whole that was (i) not known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement (that does not relate to any Acquisition Proposal) or (ii) known to the Board of Directors as of the date of this Agreement but the consequences of which (or the magnitude of such consequences) were not known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement (that does not relate to any Acquisition Proposal), in each case (A) which event, development or change in circumstance, or any consequences (or the magnitude of such consequences) thereof, becomes known to the Board of Directors prior to the adoption of this Agreement by the Company Stockholder Approval and (B) does not relate to any changes in the market price or trading volume of Parent (it being understood that with respect to clause (B) the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining whether an Intervening Event has occurred).

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule following reasonable inquiry and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(a)(i) of the Parent Disclosure Schedule following reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Non-Competition Provision” means any provision in an agreement to which the Company or any of its Subsidiaries is a party as of the date hereof and/or as of the Closing that restricts or precludes the Company, any of its Subsidiaries or which has the potential to, following the Closing, restrict or preclude Parent or any of Parent’s Subsidiaries, from competing with other participants in the business in which the Company or any of its Subsidiaries operates.

“NYSE” means the New York Stock Exchange.

“Parent Common Stock” means the FNF Group common stock, par value of $0.0001 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Employee” means an employee of the Parent or any of its Subsidiaries.

“Parent Employee Plan” means any material (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) employment or consulting agreement, or severance, change in control, transaction bonus, retention or similar agreement or arrangement, or (iii) other plan, agreement, arrangement, program or policy, providing for bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, medical, dental, vision, prescription or fringe benefits, life insurance, relocation, disability or sick leave benefits, post-employment or retirement benefits (including pension, health, medical or insurance benefits), in each case, whether or not subject to ERISA, that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by Parent or any of its Subsidiaries for the current or future benefit of any current or former Parent Employee, director or independent contractor, or with respect to which Parent or any of its Subsidiaries has any liability (contingent or otherwise).

“Parent Material Adverse Effect” means a material adverse effect on (a) the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that the following shall not be deemed to constitute a Parent Material Adverse Effect (and shall not be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur): (i) changes in GAAP or the interpretation thereof, (ii) changes in economic, political, regulatory, legal or tax conditions in the United States or any other country or region in which Parent or any of its Subsidiaries has material operations, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), (iii) changes in conditions generally affecting the industries in which Parent or any of its Subsidiaries operates, (iv) changes in Applicable Law or the interpretation thereof, (v) acts of war, sabotage, terrorism, cyberattacks or natural disasters, (vi) the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Parent and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons and any stockholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (vi) shall not apply to “Parent Material Adverse Effect” as used in Section 5.03, Section 5.04, or Section 9.03(a) to the extent relating to Section 5.03 or Section 5.04), (vii) any failure by Parent or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect), (viii) any actions taken (or omitted to be taken) to the extent taken (or omitted to be taken) at the request of the Company, (ix) changes in the price and/or trading volume of the Parent Common Stock or any other securities of Parent on the NYSE or any other market in which such securities are quoted for purchase and sale or changes in the credit ratings of Parent (it being understood that any underlying facts giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect) or (x) any actions taken (or omitted to be taken) by Parent or any of its

Subsidiaries that are required, contemplated or permitted to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable antitrust or competition laws for the consummation of the Merger; provided, however, that the exceptions set forth in clauses (i), (ii), (iii) or (iv) of the foregoing proviso shall not apply to the extent Parent and its Subsidiaries, taken as a whole, are materially and disproportionately impacted thereby relative to other entities operating in the same industry or industries in which Parent and its Subsidiaries operate (in which case the incremental material and disproportionate impact or impacts may be taken into account in determining whether there has been a Parent Material Adverse Effect), or (b) the ability of Parent to consummate the transactions contemplated by this Agreement.

“Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2017.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Lien” means (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or that are being contested in good faith through appropriate proceedings and for which adequate reserves are maintained on the consolidated financial statements included in the Company SEC Documents filed prior to the date hereof in accordance with GAAP; (b) materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s, repairmen’s liens and any statutory or other similar Liens arising or incurred in the ordinary course of business by operation of Applicable Law with respect to a liability that is not yet due or delinquent or being contested in good faith; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (e) all matters set forth in the title insurance policies for owned real property provided to Parent; (f) Liens (other than Liens created by the Company or any of its Subsidiaries securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, declarations, covenants, restrictions and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued business operations of the Company and its Subsidiaries, taken as a whole; (g) all applicable zoning, entitlement, conservation restrictions, building and similar codes and regulations and other land use regulations; (h) Liens to be released at or prior to Closing; (i) Liens in the ordinary course of business consistent with past practice securing obligations in respect of short-term revolving lines of credit with sponsor banks in effect as of the date hereof; (j) Liens relating to intercompany borrowings among a Person and its wholly-owned subsidiaries or (to the extent arising in the ordinary course of business) its other Subsidiaries; (k) Liens set forth on Section 1.01(a)(ii) of the Company Disclosure Schedule; (l) any state of facts a current survey of the real property would show; (m) with respect to any leased real property, any statutory or contractual Liens of landlords or Liens affecting the landlord’s interests or underlying fee interest; and (n) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business as set forth on Section 1.01(a)(iii) of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Required Antitrust Regulatory Filings/Approvals” means the expiration or termination of the waiting period under the HSR Act and the filings, consents, approvals, authorizations, clearances or other actions under any other applicable competition law set forth on Annex B.

“Required Insurance Regulatory Filings/Approvals” means the filings and approvals set forth on Annex A.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means (i) all income, excise, gross receipts, ad valorem, value-added, sales, goods and services, employment, franchise, profits, gains, property, transfer, stamp, use, payroll, intangibles, escheat or unclaimed property, or other taxes of any kind whatsoever (whether payable directly or by withholding) or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority and (ii) any liability of another Person in respect of any item described in clause (i) hereof arising under any allocation, assignment or indemnification agreements relating to tax (other than agreements entered into in the ordinary course of business or commercial agreements, in each case, the primary purposes of which do not relate to Tax), transferee or successor liability or Treasury Regulation Section 1.1502-6 (or any analogous provision of applicable Tax law).

“Tax Return” means any report, return, document, declaration or other information or filing (including elections, disclosures, schedules, estimates, and claims for refunds) required to be supplied to any Taxing Authority with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.

“Triggering Divestiture” means any sale, divestiture, disposition or hold separate, solely to the extent necessary to fulfill the conditions set forth in Section 9.01(b), Section 9.01(c) or Section 9.01(d), of businesses, product lines, assets, title plants or rights to title plants of Parent, the Company or any of their respective Subsidiaries.

“Triggering Event” shall be deemed to have occurred if: (a) the Board of Directors or any committee thereof authorized to do so by the Board of Directors shall have made an Adverse Recommendation Change; (b) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors that the Company’s stockholders approve and adopt this Agreement; (c) a tender or exchange offer relating to shares of the Company Common Stock shall have been commenced and the Board of Directors fails, within ten (10) Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the Company Stockholders Meeting), to have recommended rejection of such tender or exchange offer and to have reaffirmed its recommendation that the Company’s stockholders approve and adopt this Agreement; (d) an Acquisition Proposal is publicly announced, and the Board of Directors fails to publicly reaffirm its recommendation that the Company’s stockholders approve and adopt this Agreement within ten (10) Business Days (or, if earlier, prior to the Company Stockholders Meeting) after such Acquisition Proposal is publicly announced; or (e) the Company shall have committed a Willful Breach of any of the provisions set forth in Section 6.03.

“Willful Breach” means, with respect to any Person, a material breach of this Agreement by such Person that is a consequence of an act or omission by such Person taken with the knowledge of such Person that, or in circumstances where such Person should reasonably have known that, taking such act or failure to take such act would be a material breach of this Agreement.  For the avoidance of doubt, the failure of Parent to have at the Closing the requisite funds or shares of Parent Common Stock required to pay the Merger Consideration shall constitute a Willful Breach.

(b)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
368 Reorganization	Recitals
Adverse Recommendation Change	6.03(a)(iii)
Agreement	Preamble
Aggregate Cash Election Amount	2.02(a)(ii)
Available Cash Election Amount	2.02(a)(vi)
Board of Directors	4.02(b)
Cash Electing Share	2.02(a)(ii)
Cash Election	2.02(a)(ii)
Cash Portion	2.02(a)(ii)
Cash Substitution Amount	2.02(a)(iii)
Certificates	2.03(b)
Closing	2.01(c)
Closing Date	2.01(c)
Company	Preamble

Term	Section
Company Balance Sheet Date	4.10(a)
Company Board Recommendation	4.02(b)(iii)
Company Board Recommendation Notice	6.03(c)(i)(A)
Company Equity Awards	2.06(e)
Company Financial Statements	4.08
Company Intellectual Property Rights	4.15(a)
Company IT Systems	4.15(e)
Company PSA	2.06(d)
Company PSU	2.06(e)
Company RSA	2.06(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06(b)
Confidentiality Agreement	6.03(b)(i)(B)
Continuation Period	7.05(a)
Continuing Employee	7.05(a)
Convertible Notes	5.05(a)
D&O Insurance	7.04(d)
Dissenting Share	2.05
Divested Revenues	2.02(b)
Divested Revenues Notice	2.11(a)
Divested Revenues Dispute Notice	2.11(b)
DOJ	8.01(d)
Effective Time	2.01(d)
Election Deadline	2.03(b)
End Date	10.01(b)(i)
Enforceability Exceptions	4.02(a)
Exchange Agent	2.03(b)
Exchange Fund	2.04(a)
Exchange Ratio	2.02(b)
Excluded Share	2.02(c)
FNF Preferred Stock	5.05(a)
FNFV Common Stock	5.05(a)
Form of Election	2.03(b)
Indemnified Person	7.04(a)
Independent Accountant	2.11(d)
Initial Surviving Entity	2.01(a)
Insurance Contracts	4.21(e)(i)
Insurance Subsidiary	4.21(a)
Lease	4.14(b)(i)
Legal Restraint	9.01(b)
Material Contract	4.20(a)

Term	Section
Merger I	Recitals
Merger II	Recitals
Mergers	Recitals
Merger Consideration	2.02(a)
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Mixed Consideration Electing Share	2.02(a)(i)
Mixed Election	2.02(a)(i)
Mixed Election Cash Consideration	2.02(a)(i)
Mixed Election Consideration	2.02(a)(i)
Mixed Election Stock Consideration	2.02(a)(i)
Non-Compete Contract	4.20(c)
Non-Electing Share	2.03(b)
Notice Period	6.03(c)(ii)
Parent	Preamble
Parent 401(k) Plan	5.05(b)
Parent Balance Sheet Date	5.10(a)
Parent ESPP	5.05(a)
Parent Financial Statements	5.08
Parent Insurance Contracts	5.22(d)
Parent Insurance Subsidiary	5.22(a)
Parent PSU	2.06(f)
Parent RSU	2.06(c)
Parent SEC Documents	5.07(a)
Parent Securities	5.05(b)
Parent Share Price	2.02(b)
Parent Statutory Statements	5.22(c)
Parent Stock Plans	5.05(a)
Parent Subsidiary Securities	5.06(b)
Per Share Cash Reduction Amount	2.02(b)
Per Share Price	2.02(b)
Permits	4.21(a)
Process Agent	11.08(b)
Proxy Statement	4.09
Registration Statement	4.09
Reinsurance Contract	4.21(h)
Remedial Action	8.01(e)
Representatives	6.03(a)
Retention Plan	6.06
Reverse Termination Fee	11.04(b)(ii)(B)
SAP	4.21(c)
Specified Transaction Matters	6.05
Statutory Statements	4.21(c)

Term	Section
Stock Election	2.02(a)(iii)
Stock Election Consideration	2.02(a)(iii)
Stock Electing Share	2.02(a)(iii)
Subsequent Effective Time	2.01(d)
Superior Proposal	6.03(d)
Surviving Entity	2.01(b)
Takeover Statute	4.24
Termination Fee	11.04(b)(i)(A)
Transaction Committee	6.05
Transaction Litigation	8.09
Uncertificated Shares	2.03(b)
20-Day VWAP	2.02(b)

Section 1.02.                          Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
THE MERGERS

Section 2.01.                          The Mergers.  (a)  At the Effective Time, Merger I shall be effected pursuant to which Merger Sub I will be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub I shall cease, and the Company shall be the surviving corporation (the “Initial Surviving Entity”).

(b)        Immediately following the Effective Time and at the Subsequent Effective Time, Merger II shall be effected pursuant to which the Initial Surviving Entity shall be merged with and into Merger Sub II in accordance with the DGCL and the DLLCA, whereupon the separate existence of the Initial Surviving Entity shall cease, and Merger Sub II shall be the surviving company (the “Surviving Entity”) and a wholly-owned Subsidiary of Parent.

(c)        Subject to the provisions of Article 9, the closing of the Mergers (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than two (2) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (such date of Closing, the “Closing Date”).

(d)        At the Closing, the Company and Merger Sub I shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with Merger I, and the Initial Surviving Entity and Merger Sub II shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the DGCL and the DLLCA in connection with Merger II.  Merger I shall become effective at such time (the “Effective Time”) as the certificate of merger with respect to Merger I is duly filed with the Delaware Secretary of State (or at such later time as may be specified in such certificate of merger).  Merger II shall become effective immediately following the Effective Time at such time (the “Subsequent Effective Time”) as the certificate of merger with respect to Merger II is duly filed with the Delaware Secretary of State (or at such later time as may be agreed to by the parties and specified in such certificate of merger).

(e)        From and after the Effective Time, and until the Subsequent Effective Time, the Initial Surviving Entity shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub I, all as provided under the DGCL.  From and after the Subsequent Effective Time, the Surviving Entity shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Initial Surviving Entity and Merger Sub II, all as provided under the DGCL and the DLLCA.

Section 2.02.         Conversion of Shares.

(a)        At the Effective Time, as a result of Merger I and without any action on the part of the holder of any capital stock of the Company, Parent or either Merger Sub, except as otherwise provided in Section 2.02(c) or Section 2.05, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the following consideration, without interest thereon (the “Merger Consideration”):

(i)            Each share of Company Common Stock with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been properly made and not revoked pursuant to Section 2.03(c) (each, a “Mixed Consideration Electing Share”) and each Non-Electing Share shall be converted into the right to receive (A) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Mixed Election Stock Consideration”) equal to the product (rounded to the nearest four decimal places) of (w) the Exchange Ratio and (x) 0.50 and (B) an amount in cash, without interest, equal to the product (rounded to the nearest two decimal places) of (y) the Per Share Price and (z) 0.50 (the “Mixed Election Cash Consideration” and, together with the Mixed Election Stock Consideration, the “Mixed Election Consideration”);

(ii)           Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked pursuant to Section 2.03(c) (each, a “Cash Electing Share”) shall be converted into the right to receive an amount in cash, without interest, equal to the Per Share Price; provided that if the product of the number of Cash Electing Shares and the Per Share Price (such product, the “Aggregate Cash Election Amount”) exceeds the Available Cash Election Amount, then each Cash Electing Share shall be converted into the right to receive (1) an amount in cash, without interest, equal to the product (rounded to the nearest two decimal places) of (w) the Per Share Price and (x) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Aggregate Cash Election Amount (such amount of cash, the “Cash Portion”) and (2) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to a fraction (rounded to the nearest four decimal places), the numerator of which shall be an amount equal to the Per Share Price minus the Cash Portion and the denominator of which shall be the Parent Share Price; and

(iii)          Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made and not revoked pursuant to Section 2.03(c) (each, a “Stock Electing Share”) shall be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Election Consideration”); provided that if the Available Cash Election Amount exceeds the Aggregate Cash Election Amount, then each Stock Electing Share shall be converted into the right to receive (x) an amount in cash (rounded to the nearest two decimal places), without interest, equal to (1) the amount by which the Available Cash Election Amount exceeds the Aggregate Cash Election Amount, divided by (2) the number of Stock Electing Shares (such amount of cash, the “Cash Substitution Amount”) and (y) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the quotient (rounded to the nearest four decimal places) obtained by dividing (a) an amount equal to the Per Share Price minus the Cash Substitution Amount by (b) the Parent Share Price.

(iv)          At the Effective Time, all such shares of Company Common Stock (other than Excluded Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and (A) each Certificate formerly representing any of the shares of Company Common Stock (other than Excluded Shares) and (B) each book-entry account formerly representing any Uncertificated Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, any distributions or dividends payable pursuant to Section 2.04(h) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.07, without interest, in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.04, in the case of certificated shares of Company Common Stock, and automatically in the case of Uncertificated Shares, and each Certificate and Uncertificated Share formerly representing shares of Company Common Stock owned by Dissenting Shareholders shall thereafter represent only the rights granted to Dissenting Shareholders under Delaware Law.

(v)           Maximum Merger Consideration.  For the avoidance of doubt:

(A)             Subject to Section 2.13, the Mixed Election Cash Consideration shall not exceed fifty percent (50%) of the Per Share Price; and

(B)             The aggregate amount of cash paid (not including cash paid pursuant to Section 2.07), and the aggregate number of shares of Parent Common Stock issued, to all of the holders of Company Common Stock pursuant to this Section 2.02(a) shall not exceed the aggregate amount of cash that would have been paid (not including cash that would have been paid pursuant to Section 2.07), and the aggregate number of shares of Parent Common Stock that would have been issued, to all of the holders of shares of Company Common Stock had the Mixed Election been made with respect to each share of Company Common Stock.

(vi)          The term “Available Cash Election Amount” means the difference between (1) the product of the Mixed Election Cash Consideration and the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) minus (2) the product of the number of Mixed Consideration Electing Shares (including any Non-Electing Shares and Dissenting Shares) and the Mixed Election Cash Consideration.

(b)        As used herein, the following terms have the following meanings:

“Divested Revenues” means the revenues generated during the fiscal year ended December 31, 2017, as determined in accordance with Section 2.12, by any title plants, rights to title plants, businesses or assets that are sold, divested, disposed or held separate, or that are agreed to be sold, divested, disposed or held separate, in a Triggering Divestiture, subject to the following:

(i)            for purposes of determining the amount of Divested Revenues, no title insurance premium revenues arising from title plants or rights to title plants that are required to be (A) licensed to a third party for which Parent will, after such licensure, or conveyance or transfer of such title plant interest (or copy thereof), continue to own the underlying title plants or rights to title plants that are licensed will be included in Divested Revenues (provided that in the event that the Parent or Company is required to license an interest in any such title plant or right to title plant that is a jointly owned title plant whose governing documents would, after such licensure, or conveyance or transfer of such title plant interest (or copy thereof), prohibit Parent from using title plant data  from such title plant to serve any of the Company’s existing brands, the lost title insurance premium revenues arising therefrom shall not be deemed excluded from Divested Revenues by virtue of this clause (A) (but subject to clause (B)), or (B) divested or licensed to a third party will be included in Divested Revenues if Parent is able, or would be able, through the use of commercially reasonable efforts, to procure prior to the Closing an alternative, competitively comparable, title plant or source of title plant data in such county (including, but not limited to, the licensure of title plant or title plant data from a third party at Parent’s reasonable expense) in order to prevent the loss of title insurance premium revenues from such title plant license or divestiture;

(ii)           if Parent is required to, or reasonably expected to be required to, sell, divest, dispose of, license or hold separate any business, asset or title plant in a county in which both the Company and/or one or more of its Subsidiaries, on the one hand, and Parent and/or one or more of its Subsidiaries, on the other, own a competing business, asset or title plant (as applicable), whether in whole or in part, then the Divested Revenues that shall be deemed to be generated from the business, asset or title plant to be sold, divested, disposed of, licensed or held separate in such county shall be the revenues generated in respect of the applicable business, asset or title plant (as applicable) with the lower amount of consolidated revenue as between the Company and its Subsidiaries, on the one hand, and Parent and its Subsidiaries, on the other, irrespective of which business, asset or title plant that Parent elects to sell, divest, dispose of, license or hold separate in such county; provided that if the FTC or any other Governmental Authority requires that Parent sell, divest, dispose of, license or hold separate the business, asset or title plant in such county with the higher amount of consolidated revenues (as between the Company and Parent), then such higher amount of consolidated revenues shall constitute the Divested Revenues for such business, asset or title plant sold, divested, disposed or held separate; and

(iii)          if the FTC or any other Governmental Authority requires that Parent or the Company sell, divest, dispose of, license or hold separate a title plant within a given county in which one of the Company or Parent utilizes a wholly owned title plant and the other utilizes a jointly owned title plant, Parent shall have the right to determine whether to sell, divest, dispose of, license or hold separate the jointly owned title plant or the wholly owned title plant; provided that the Divested Revenues that shall be deemed to be generated from such title plant sold, divested, disposed or held separate shall be the revenues generated in respect of the applicable title plant with the lower amount of consolidated revenue as between the wholly owned and jointly owned title plant, irrespective of which title plant Parent elects to divest sell, divest, dispose of, license or hold separate; provided, further, that if the FTC or any other Governmental Authority requires that Parent sell, divest, dispose of, license or hold separate the title plant in such county with the higher amount of consolidated revenues (as between the wholly owned and jointly owned title plant), then such higher amount of consolidated revenues shall constitute the Divested Revenues for such title plant sold, divested, disposed or held separate.

“Exchange Ratio” means the quotient (rounded to the nearest four decimal places) obtained by dividing (a) the Per Share Price by (b) the Parent Share Price, which, if the Per Share Price equals $50.00, the parties agree shall be 1.2850, subject to further adjustment pursuant to this Section 2.02.

“Parent Share Price” means an amount equal to the 20-Day VWAP of the Parent Common Stock as of the date hereof, which the parties agree shall be $38.91.

“Per Share Price” means an amount equal to the greater of (i) (x) $50.00 minus (y) the Per Share Cash Reduction Amount and (ii) $45.50.

“Per Share Cash Reduction Amount” means an amount in cash equal to the lesser of (i) $4.50, multiplied by a fraction, (x) the numerator of which is the amount by which the Divested Revenues exceeds $75,000,000 and (y) the denominator of which is $150,000,000 and (ii) $4.50.  For the avoidance of doubt, if the Divested Revenues are $75,000,000 or less, the Per Share Cash Reduction Amount shall be equal to zero.

“20-Day VWAP” means the average of the daily volume weighted average prices of a share of Parent Common Stock for each of the twenty trading days prior to the date hereof, on the NYSE, as reported by Bloomberg.

(c)        Each share of Company Common Stock held by the Company as treasury stock or held by any Subsidiary of the Company (other than shares in a Company Employee Plan), or owned by Parent, the Merger Subs or any other Subsidiary of Parent immediately prior to the Effective Time (each such share, an “Excluded Share”) shall be cancelled, and no payment shall be made with respect thereto.

(d)        Each share of common stock of Merger Sub I outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Initial Surviving Entity with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Initial Surviving Entity.  Each share of common stock of the Initial Surviving Entity outstanding immediately prior to the Subsequent Effective Time shall be converted into and become a membership interest in the Surviving Entity with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding membership interests in the Surviving Entity.

Section 2.03.         Election Procedures.

(a)        Election Procedures. Subject to allocation and adjustment in accordance with the provisions of this Article 2, each record holder of shares of Company Common Stock (other than (i) any Dissenting Shares, all of which shall be treated solely as provided in Section 2.05, (ii) any Company Equity Awards, all of which shall be treated solely as provided in Section 2.06, and (iii) Excluded Shares) issued and outstanding immediately prior to the Election Deadline shall be entitled to specify the number of such holder’s shares of Company Common Stock with respect to which such holder makes a Mixed Election, Cash Election or Stock Election by complying with the procedures set forth in this Section 2.03.

(b)        Form of Election and Election Deadline.  Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of tabulating elections pursuant to Section 2.03(a) and exchanging for the Merger Consideration as promptly as practicable after the Effective Time pursuant to Section 2.04 (i) certificates representing shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”).  Holders of shares of Company Common Stock shall make a Mixed Election, a Cash Election or a Stock Election on a form of election (a “Form of Election”), prepared by Parent and reasonably acceptable to the Company and filed as an exhibit to the Registration Statement, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the form of Election and such Certificates to the Exchange Agent, and which shall have such other customary provisions as Parent and the Company reasonably agree, to be provided by the Exchange Agent for that purpose to holders of record of shares of Company Common Stock (other than (i) any Dissenting Shares, all of which shall be treated solely as provided in Section 2.05, (ii) any Company Equity Awards, all of which shall be treated solely as provided in Section 2.06, and (iii) Excluded Shares), together with customary transmittal materials.  Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election.  To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent at its designated office by 5:00 p.m. (Eastern Time) on the Business Day that is two (2) trading days prior to the Closing Date (which date shall be publicly announced by Parent at least five (5) Business Days prior to the anticipated Closing) or such other date and time as Parent may publicly announce with the consent of the Company (the applicable date and time described in this clause (x), the “Election Deadline”).  The parties shall use their respective commercially reasonable efforts to cause the Exchange Agent to make a Form of Election available to all Persons who become holders of record of shares of Company Common Stock (other than (i) any Dissenting Shares, all of which shall be treated solely as provided in Section 2.05, (ii) any Company Equity Awards, all of which shall be treated solely as provided in Section 2.06 and (iii) Excluded Shares) between the date the Forms of Election are mailed and the Election Deadline.  Parent shall determine, in its reasonable discretion (which discretion and authority it may delegate in whole or in part to the Exchange Agent), whether Forms of Election (and where applicable, appropriate transmittal materials) have been properly completed, signed and submitted or revoked.  The decision of Parent (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. In the event that a holder fails to make a Mixed Election, a Cash Election or a Stock Election with respect to any shares of Company Common Stock held or beneficially owned by such holder, then such holder shall be deemed to have made a Mixed Election with respect to those shares of Company Common Stock (each such share of Company Common Stock, a “Non-Electing Share”).  After a Mixed Election, a Cash Election or a Stock Election is validly made with respect to a holder’s shares of Company Common Stock, any further registration of transfers of such shares made on the stock transfer books of the Company following such election shall be deemed to be a revocation of such election.

(c)        Revocation of Election.  Any Mixed Election, Cash Election or Stock Election may be revoked, but only (subject to the last sentence of Section 2.03(b)) by written notice received by the Exchange Agent prior to the Election Deadline.  In addition, all Mixed Elections, Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article 10. Any Certificate(s) representing shares of Company Common Stock that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such Certificate(s) or Uncertificated Shares.  Upon any such revocation, unless a duly completed Form of Election is thereafter submitted prior to the Election Deadline in accordance with Section 2.03(a) and Section 2.03(b), the shares of Company Common Stock to which such election previously applied shall be treated as Non-Electing Shares.

Section 2.04.         Surrender and Payment.  (a)  Prior to the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid and/or issued in respect of the Certificates and the Uncertificated Shares.  In addition, Parent shall deposit, or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any distributions or dividends payable pursuant to Section 2.04(h) with respect to shares of Company Common Stock with a record and payment date after the Effective Time and prior to the surrender of such shares of Company Common Stock and cash in lieu of any fractional shares payable pursuant to this Section 2.04. All shares of Parent Common Stock and cash, together with the amount of any dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.04, shall hereinafter be referred to as the “Exchange Fund”.  Parent shall cause the Exchange Agent to deliver the Merger Consideration and other payments contemplated by this Article 2 out of the Exchange Fund.

(b)        As promptly as practicable after the Effective Time (but no later than two (2) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time (other than Excluded Shares, Dissenting Shares or any holder of a Certificate who properly made and did not revoke a Mixed Election, Cash Election or a Stock Election) a letter of transmittal and instructions (which shall be reasonably acceptable to the Company and shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(c)        Each holder of shares of Company Common Stock who properly made and did not revoke a Mixed Election, Cash Election or a Stock Election shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the applicable Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, any dividends or other distributions payable pursuant to Section 2.04(h) and cash in lieu of any fractional shares of Company Common Stock payable pursuant to Section 2.07, and the Certificate so surrendered shall forthwith be cancelled.  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the applicable Merger Consideration. Each holder of a Certificate representing Non-Electing Shares, upon surrender of such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.11) to the Exchange Agent in accordance with the terms of such transmittal materials, shall be entitled to receive in exchange therefor the Mixed Election Consideration for each Non-Electing Share formerly represented by such Certificate, any dividends or other distributions payable pursuant to Section 2.04(h) and cash in lieu of any fractional shares of Company Common Stock pursuant to Section 2.07, and the Certificate so surrendered shall forthwith be cancelled.

(d)        If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)        After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Entity or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and other payments provided for, and in accordance with the procedures set forth, in this Article 2.

(f)         Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, any dividends and distributions with respect thereto pursuant to Section 2.04(h) and cash in lieu of any fractional shares of Company Common Stock payable pursuant to Section 2.07, in respect of such shares without any interest thereon.  Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)        Subject to Section 2.04(d)(ii), the payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred in connection with the Mergers, and the filing of any related Tax returns and other documentation with respect to such Taxes and fees, shall be borne by the Parent or the Surviving Entity.

(h)        No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.04.  Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.06(a) and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

Section 2.05.         Dissenting Shares.  Notwithstanding Section 2.02, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Mergers or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (each, a “Dissenting Share”) shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal.  If, after the Effective Time, such holder of a Dissenting Share fails to perfect, withdraws or otherwise loses the right to appraisal, such shares shall be treated as if they had made a Mixed Election and shall represent the right to receive the Mixed Election Consideration in accordance with the terms of this Agreement.  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06.         Company Equity Awards.  At the Effective Time:

(a)        Each restricted share of Company Common Stock outstanding under any Company Stock Plan that vests solely based on the passage of time (each, a “Company RSA”) and which is outstanding at the Effective Time shall immediately vest and shall, in accordance with Section 2.02(a)(i) hereof, be converted into the right to receive, by virtue of Merger I and without any action on the part of the holder thereof, the Mixed Election Consideration.

(b)        Each restricted stock unit award with respect to shares of Company Common Stock outstanding under any Company Stock Plan that vests solely based on the passage of time (each, a “Company RSU”), other than the Rollover RSUs (as defined below), and which is outstanding at the Effective Time shall immediately vest and shall be converted into the right to receive, with respect to each share of Company Common Stock underlying such Company RSU, by virtue of Merger I and without any action on the part of the holder thereof, the Mixed Election Consideration; provided that with respect to any Company RSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code shall be made at the earliest time permitted under the applicable Company Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(c)        Each Company RSU issued pursuant to a grant approved by the Board of Directors following the date hereof in accordance with Section 6.01(c) (each, a “Rollover RSU”) and which is outstanding at the Effective Time shall be assumed and converted into a restricted stock unit relating to shares of Parent Common Stock (a “Parent RSU”) entitling the holder to receive, on substantially the same terms and conditions (including with respect to vesting) as were applicable under such Rollover RSU immediately prior to the Effective Time, a number of shares of Parent Common Stock equal to the product of (i) the total number of shares of Company Common Stock subject to such Rollover RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares being rounded down to the nearest whole share of Parent Common Stock.

(d)        Each restricted share of Company Common Stock outstanding under any Company Stock Plan that vests based on the achievement of performance goals (each, a “Company PSA”), and which is outstanding at the Effective Time shall immediately vest and shall, in accordance with Section 2.02(a)(i) hereof, be converted into the right to receive, with respect to each restricted share of Company Common Stock (determined assuming the achievement of target level of performance) by virtue of Merger I and without any action on the part of the holder thereof, the Mixed Election Consideration.

(e)        Each restricted stock unit award with respect to shares of Company Common Stock outstanding under any Company Stock Plan that vests based on the achievement of performance goals (each, a “Company PSU” and together with each Company RSA, Company PSA and Company RSU, the “Company Equity Awards”), other than the Rollover PSUs (as defined below), and which is outstanding at the Effective Time shall immediately vest and shall be converted into the right to receive, with respect to each share of Company Common Stock underlying such Company PSU (determined assuming the achievement of target level of performance), by virtue of Merger I and without any action on the part of the holder thereof, the Mixed Election Consideration; provided that with respect to any Company PSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code shall be made at the earliest time permitted under the applicable Company Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(f)         Each Company PSU issued pursuant to a grant approved by the Board of Directors following the date hereof in accordance with Section 6.01(c) (each, a “Rollover PSU”) and which is outstanding at the Effective Time shall be assumed and converted into a restricted stock unit relating to shares of Parent Common Stock (a “Parent PSU”) entitling the holder to receive, determined assuming achievement of target level of performance and subject to continued vesting based on the passage of time through the end of the performance period, a number of shares of Parent Common Stock equal to the product of (i) the total number of shares of Company Common Stock subject to such Rollover PSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares being rounded down to the nearest whole share of Parent Common Stock.

(g)        Prior to the Effective Time, the Board of Directors shall take any and all resolutions or actions necessary or required (under the Company Stock Plan, Applicable Law, the applicable award agreements or otherwise) to give effect to the transactions contemplated by this Section 2.06 and to ensure that, from and after the Effective Time, each holder of Company Equity Awards shall have no rights with respect to any cancelled Company Equity Awards, except the right to receive the Mixed Election Consideration with respect thereto or, with respect to a

Rollover PSU or a Rollover RSU, the right to receive a grant of a Parent PSU or Parent RSU, respectively.  Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery in accordance with Section 2.06(c) and Section 2.06(f).  Parent shall file with the SEC, as soon as practicable following the Effective Time, a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to such Parent Common Stock.

Section 2.07.         Fractional Shares.  No fractional shares of Parent Common Stock shall be issued in the Mergers.  All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Mergers shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Common Stock on the NYSE on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled.

Section 2.08.         Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Company, the Surviving Entity and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law.  If the Exchange Agent, the Company, the Surviving Entity or Parent, as the case may be, so withholds and remits amounts to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom the Exchange Agent, the Company, the Surviving Entity or Parent, as the case may be, made such deduction and withholding. For the avoidance of doubt, any deductions or withholdings made from Mixed Election Consideration pursuant to this Section 2.08 shall be made in cash and deducted or withheld from the Mixed Election Cash Consideration portion payable upon such Mixed Election.

Section 2.09.         Payment of Company Equity Awards.  Parent shall take all actions necessary so that, as promptly as reasonably practicable after the Effective Time (but no later than the later of five (5) Business Days after, and the first regularly scheduled payroll date for the Company after, the Effective Time), the Surviving Entity shall pay or cause to be paid to each holder of a Company Equity Award the amounts to which such holder is entitled as determined in accordance with Section 2.06 (less applicable tax withholding), to the extent permitted thereby.  In the event that the Surviving Entity has insufficient cash to make such payment to each holder of Company Equity Awards, Parent shall pay such amounts or provide to the Surviving Entity sufficient cash to pay such amounts.

Section 2.10.         Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond, in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.11.         Determination of Divested Revenues.

(a)        Prior to Closing and promptly following the final determination of the businesses, assets, title plants or rights to title plants, if any, that are required to be divested, Parent shall reasonably determine the Divested Revenues and shall provide the Company with a “Divested Revenues Notice” setting forth in reasonable detail the basis for calculation of the amount representing Divested Revenues, together with a breakdown of Divested Revenues that specifies (i) the amount of Divested Revenues generated by each such business, asset, title plant or right to title plant that is to be divested and (ii) the amount of revenues generated by each competitive business, asset, title plant or right to title plant during the fiscal year ended December 31, 2017 (i.e., as between the Company and Parent) that is to be retained.

(b)        In the event that the Company wishes to dispute any amount proposed by Parent in the Divested Revenues Notice, the Company shall provide Parent with written notice of such dispute (the “Divested Revenues Dispute Notice”) no later than five (5) Business Days following receipt of the Divested Revenues Notice.

(c)        During the three (3) Business Days following receipt by Parent of the Divested Revenues Dispute Notice, representatives of Parent and the Company shall negotiate in good faith with a view to resolving any items in dispute so raised by the Company pursuant to the Divested Revenues Dispute Notice.

(d)        In the event that the Company and Parent cannot resolve all such objections within such three (3) Business Day period set forth in Section 2.11(c), the parties shall jointly retain a mutually acceptable nationally recognized accounting firm that is independent from, and has not been retained as the principal audit firm in the prior three (3) years by, the Company, Parent or any of their respective Affiliates (the “Independent Accountant”), to resolve the remaining business- or county-level items in dispute in accordance with this Agreement. The Independent Accountant shall only decide the objections submitted to it, and with respect to each, shall not assign any value for each line item that is greater than the highest value for such amount claimed by either the Company or Parent or that is less than the lowest value for such amount claimed by either the Company or Parent. The Independent Accountant shall base its decision solely upon the presentations of the parties to the Independent Accountant at a hearing held before the Independent Accountant and upon any materials made available by either party and not upon independent review.  The Independent Accountant’s fees and expenses shall be split evenly between the Company and Parent.  The parties shall use their reasonable best efforts to cause the Independent Accountant to make its determination as promptly as possible and in any event within thirty (30) days after the Independent Accountant has been retained, including by promptly complying with all reasonable requests for information, books, records and similar items. Each of the Company and Parent shall be afforded the opportunity to present to the Independent Accountant any materials related to the disputed objections and to discuss the determination thereof with the Independent Accountant. The determination of the Independent Accountant shall be conclusive and binding on the parties.

Section 2.12.         Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

Section 2.13.         Adjustments to Prevent Dilution.  In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for any such shares of Company Common Stock, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for any such shares of Parent Common Stock, in each case issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.

Section 2.14.         Uncertificated Shares.  No holder of Uncertificated Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the applicable Merger Consideration, any dividends or other distributions payable pursuant to Section 2.04(h) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.07 that such holder is entitled to receive.  In lieu thereof, each registered holder of one or more Uncertificated Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time (but in no event more than five (5) Business Days thereafter), the applicable Merger Consideration, any dividends or other distributions payable pursuant to Section 2.04(h) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.07 each Uncertificated Share.

ARTICLE 3
THE INITIAL SURVIVING ENTITY AND THE SURVIVING ENTITY

Section 3.01.         Certificate of Incorporation of the Initial Surviving Entity.  At the Effective Time and by virtue of Merger I, the certificate of incorporation of Merger Sub I shall remain in effect but shall be amended (a) so that Article FIRST shall read “The name of the corporation is Stewart Information Services Corporation”, and (b) as otherwise required by Section 7.04(b), and as so amended shall be the amended and restated certificate of incorporation of the Initial Surviving Entity until Merger II is consummated.

Section 3.02.         Bylaws of the Initial Surviving Entity.  At the Effective Time, the bylaws of Merger Sub I in effect immediately prior to the Effective Time shall be the bylaws of the Initial Surviving Entity until Merger II is consummated.

Section 3.03.         Directors and Officers of the Initial Surviving Entity.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub I at the Effective Time shall be the directors of the Initial Surviving Entity, and (b) the officers of the Company at the Effective Time shall be the officers of the Initial Surviving Entity.

Section 3.04.         Certificate of Formation and Limited Liability Agreement of the Surviving Entity.  At the Subsequent Effective Time and by virtue of Merger II, the certificate of formation and limited liability company agreement of Merger Sub II in effect immediately prior to the Subsequent Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Entity from and after the Subsequent Effective Time until thereafter amended in accordance with the DLLCA.

Section 3.05.         Managers and Officers of the Surviving Entity.  From and after the Subsequent Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the managers of Merger Sub II at the Subsequent Effective Time shall be the managers of the Surviving Entity and (b) the officers of the Initial Surviving Entity immediately prior to the Subsequent Effective Time shall be the officers of the Surviving Entity.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in any Company SEC Document filed and publicly available between January 1, 2015 and the date of this Agreement (but excluding any disclosures set forth in any section entitled “Risk Factors” or in any “forward-looking statements” section that are cautionary, forward-looking or predictive in nature set forth therein, in each case other than any specific historical factual information contained therein, which shall not be excluded) but only to the extent that the relevance of such disclosure to the relevant subject matter is reasonably apparent, or, subject to Section 11.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01.         Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted, except as would not reasonably be expected to be, individually or in the aggregate,  material to the Company and its Subsidiaries taken as a whole.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in material violation of its certificate of incorporation or bylaws.

Section 4.02.         Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of Merger I (as described in the following sentence), have been duly authorized by all necessary corporate action on the part of the Company.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Mergers (the “Company Stockholder Approval”).  The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and the Merger Subs, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity (collectively, the “Enforceability Exceptions”)).

(b)        At a meeting duly called and held, the board of directors of the Company (the “Board of Directors”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) resolved, subject to Section 6.03(b), to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03.         Governmental Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, order or authorization or any other action by or in respect of, or filing or registration with or notification to, any Governmental Authority by or in respect of the Company or any of its Subsidiaries other than (i) filings and approvals required under Insurance Law, including with respect to the Required Insurance Regulatory Filings/Approvals, (ii) the filing of a certificate of merger with respect to Merger I and Merger II with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) compliance with any applicable requirements of the HSR Act and other Antitrust Law existing in jurisdictions outside of the United States, (iv) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, (v) compliance with the rules and regulations of the NYSE and (vi) any other actions or filings (A) required solely by reason of the participation of Parent (as opposed to any Third Party) in the transactions contemplated hereby or (B) the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)        The regulatory consents, approvals, filings, registrations and notifications set forth on Section 4.03 of the Company Disclosure Schedule reflect all regulatory consents, approvals, filings, registrations and notifications to any Governmental Authority required under Insurance Laws by or in respect of the Company or any of its Subsidiaries in connection with the consummation by the Company of the transactions contemplated by this Agreement.

Section 4.04.         Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination or cancellation of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.         Capitalization.  (a) The authorized capital stock of the Company consists of 51,500,000 shares of Company Common Stock and 1,000,000 shares of preferred stock par value $0.001 per share.  As of March 15, 2018, there were outstanding 23,728,907 shares of Company Common Stock, 65,263 shares of Company Common Stock underlying Company RSAs, 49,673 shares of Company Common Stock underlying Company RSUs, 133,269 shares of Company Common Stock underlying Company PSAs (assuming target performance) and 60,018 shares of Company Common Stock underlying Company PSUs (assuming target performance).  All outstanding shares of capital stock of the Company have been duly authorized and validly issued, fully paid and non-assessable.

(b)        Except as set forth in this Section 4.05 and for changes since March 15, 2018 resulting from the settlement of a Company Equity Award outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, “phantom” stock or similar securities or rights that are derivative of any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

(c)        As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness or similar instruments of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Common Stock may vote.

Section 4.06.         Subsidiaries.  (a) Each Subsidiary of the Company (i) has been duly organized, (ii) is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and (iii) has all organizational powers required to carry on its business as now conducted, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

(b)        All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized, validly issued and (where applicable) are fully paid and nonassessable, and are owned by the Company, directly or indirectly, free and clear of any Lien.  As of March 15, 2018, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, the Company or any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c)        None of the Company’s Subsidiaries own any Company Common Stock or other Company Securities or holds any rights to acquire any Company Common Stock or other Company Securities.

Section 4.07.         SEC Filings and the Sarbanes-Oxley Act.  (a) The Company has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2016 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)        As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of (and giving effect to) the last such amended or superseded filing) or the date that it is furnished, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)        As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of (and giving effect to) the last such amended or superseded filing) or the date that it is furnished, each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)        Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)        The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 under the 1934 Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the applicable requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective.  The Company has disclosed to Parent (i) any significant deficiencies in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case, that was disclosed to the Company’s auditors or the audit committee of the Board of Directors in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof.  To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation as of the date of this Agreement.

(f)         Since January 1, 2016, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 4.08.         Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”) fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).  As of the date hereof, KPMG LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company over a matter of the Company’s accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 4.09.         Disclosure Documents.  The information supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable as the Mixed Election Stock Consideration or Stock Election Consideration will be registered with the SEC (as amended or supplemented from time to time, the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The proxy statement of the Company to be filed with the SEC in connection with the Mergers (as amended or supplemented from time to time, the “Proxy Statement”) will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act.  At the time the Proxy Statement and any amendments or supplements thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, the Merger Subs or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10.         Absence of Certain Changes.  (a) Since December 31, 2017 (the “Company Balance Sheet Date”), the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects.

(b)        Since the Company Balance Sheet Date, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)        From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(other than Section 6.01(m)(C) or, to the extent relating to Section 6.01(m)(C), Section 6.01(n)).

Section 4.11.         No Undisclosed Material Liabilities.  There are no liabilities of the Company or any of its Subsidiaries of any kind that would be required under GAAP to be disclosed and provided for in a consolidated balance sheet of the Company, other than: (i) liabilities disclosed and provided for in the Company Financial Statements or in the notes thereto; (ii) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (iv) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate (including any structured finance, special purpose or limited purpose entity or Person), on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the 1933 Act), where the result, purpose or effect of such contract is to avoid disclosure in the Company SEC Documents of any transaction involving, or liabilities of, the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.         Compliance with Laws and Court Orders.  (a) The Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and has been and is in compliance with in all respects, and to the knowledge of the Company is not under investigation with respect to and has not been threatened in writing to be charged with or given written notice of any violation of, all Applicable Laws, except for failures to hold such licenses, franchises, permits and authorizations and for failures to comply or violations, in each case, that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(b)        The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, or conservator, in accordance with the terms of the governing documents and Applicable Law, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.  Neither the Company nor any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

Section 4.13.         Litigation.  Other than (i) ordinary course claims under Insurance Contracts and Reinsurance Contracts for amounts of $1,000,000 or less or (ii) claims for which the amount reserved on the Company Balance Sheet is $250,000 or less, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened in writing against or affecting, the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority, that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.14.         Properties.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date, in each case free and clear of all Liens other than Permitted Liens.

(b)        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any other party to a Lease, is in violation of any Lease.

Section 4.15.         Intellectual Property.  (a) Section 4.15(a) of the Company Disclosure Schedule sets forth a list of all of the registered Intellectual Property owned by the Company or any of its Subsidiaries (the “Company Intellectual Property Rights”).

(b)        Each item of the Company Intellectual Property Rights is valid, subsisting and enforceable as of the date of this Agreement, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)        The Company and its Subsidiaries, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) own the Company Intellectual Property Rights free and clear of Liens other than Permitted Liens, and (ii) to the knowledge of the Company, have rights to use all other Intellectual Property necessary for the Company’s or its Subsidiaries’ respective businesses, each as currently conducted.

(d)        Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, (i) there is no suit, order or proceeding pending against the Company or any of its Subsidiaries (A) alleging that the any services provided, processes used or products manufactured or sold by the Company or any of its Subsidiaries infringes or misappropriates any Intellectual Property of any Person or (B) challenging the validity or ownership of any registered Intellectual Property owned by the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, none of the processes used or the products or services manufactured, used or sold by the Company or any of its Subsidiaries infringe, misappropriate or violate the Intellectual Property of any third party, and (iii) there are no material restrictions or limitations on the Company or any of its Subsidiaries’ use of any registered Intellectual Property owned by the Company or any of its Subsidiaries.

(e)        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the knowledge of the Company, the Company owns or has a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the Company’s business as currently conducted (the “Company IT Systems”), (ii) the Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the Company’s business as currently conducted and do not, to the knowledge of the Company, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that materially disrupt or adversely affect the functionality of any Company IT Systems or enable or assist any Person to access without  authorization any Company IT Systems, (iii) to the knowledge of the Company, the Company and its business operations are in compliance with the Company’s privacy policies and any Applicable Laws relating to personally identifiable information, and (iv) there is no claim, action or other proceeding pending, or, to the knowledge of the Company, threatened against the Company alleging a violation of any Person’s privacy rights under any Applicable Laws.

Section 4.16.         Taxes.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

(a)        All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all respects.

(b)        The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c)        The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2012 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d)        There is no claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of the Company, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e)        As of the date hereof, neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of an amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for an amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course or waivers or extensions that have already expired).

(f)         During the two (2)-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)        There is no claim currently outstanding by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(h)        There are no Liens for Taxes, other than Permitted Liens, on the assets of the Company or any of its Subsidiaries.

(i)         Neither the Company nor any of its Subsidiaries will be required to include any amount in income, or exclude any amount of deduction, in any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date or (iii) election under Section 108(i) of the Code.

(j)         Since December 31, 2012, the Insurance Subsidiaries have qualified as insurance companies within the meaning of Section 831 of the Code.

Section 4.17.         Tax Treatment.  Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that would prevent the Mergers from qualifying as a 368 Reorganization.

Section 4.18.         Employee Benefit Plans.  (a) Section 4.18(a) of the Company Disclosure Schedule contains a list of each material Company Employee Plan.  For each material Company Employee Plan, the Company has made available to Parent a copy of such plan and all amendments thereto, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service Forms 5500 and all schedules thereto, (iv) the most recent favorable determination or opinion letter from the Internal Revenue Service, (v) the most recently prepared actuarial reports and financial statements in connection with each such Company Employee Plan, (vi) all written summaries of all non-written Company Employee Plans and (vii) any material, non-routine communications from a Governmental Authority within the two-(2) year period prior to the date of this Agreement.

(b)        Neither the Company nor any ERISA Affiliate thereof sponsors, maintains or contributes to, or has during the past six (6)-year period preceding the Closing, sponsored, maintained or contributed to, or has incurred any liability with respect to, any Company Employee Plan subject to Title IV of ERISA (including any Multiemployer Plan). None of the Company, any of its Subsidiaries or any of their ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4212(c) of ERISA.

(c)        Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter  from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would adversely affect the qualified status of any Company Employee Plan.

(d)        Each Company Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code, except for failures to comply that have not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the knowledge of the Company, is threatened against or threatened to involve, any Company Employee Plan before any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the PBGC, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(e)        None of the Company Employee Plans provides for post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, or similar state Law and at the sole expense of such participant or the participant’s beneficiary.

(f)         Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund, in each case, any material benefits or payments under any Company Employee Plan, (ii) increase the amount or value of, any payment, right or other benefit to any current or former employee, officer or director of the Company or any of its Subsidiaries, or (iii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust. Neither the Company nor any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any tax under Section 409A or 4999 of the Code.

(g)        Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code.

(h)        The Company and its Subsidiaries are in compliance with all Applicable Laws relating to labor and employment, except for failures to comply that have not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(i)         Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement. Except as has not had and would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries with respect to the Company or its Subsidiaries. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(j)         The Company or any of its Subsidiaries do not maintain any Company Employee Plan (i) outside of the U.S. or (ii) for the benefit of any individual whose principal place of employment is outside of the U.S.

Section 4.19.         Environmental Matters.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)            no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

(ii)           the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits; and

(iii)          the operations of the Company and each of its Subsidiaries are in compliance with the terms of applicable Environmental Laws.

Section 4.20.         Material Contracts.  (a) Section 4.20(a) of the Company Disclosure Schedule contains an accurate and complete list of each contract described below in this Section 4.20(a) (other than a Reinsurance Contract or a Company Employee Plan) under which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise), in each case as of the date hereof (each contract of a type described in this Section 4.20(a), a “Material Contract”):

(i)            each contract that limits in any material respect the freedom of the Company or any of its Subsidiaries to compete in any line of business or geographic region, or with any Person;

(ii)           any partnership or joint venture agreement that is material to the Company and its Subsidiaries, taken as a whole;

(iii)          each contract relating to outstanding indebtedness for borrowed money of the Company or any of its Subsidiaries or any financial guaranty thereof in an amount in excess of $1,000,000, other than (A) contracts among the Company and its wholly-owned Subsidiaries and (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $1,000,000;

(iv)          any contract required to be disclosed under Item 404 of Regulation S-K of the 1933 Act;

(v)           any contract (excluding licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms or licenses contained in service contracts to the extent the licenses contained therein are incidental to such contract, non-exclusive and granted in the ordinary course of business) to which the Company or any of its Subsidiaries is a party or otherwise bound and pursuant to which the Company or any of its Subsidiaries (A) is granted any license, option or covenant not sue with respect to any Intellectual Property of a Third Party or (B) has granted to a Third Party any license, option or covenant not to sue with respect to any Intellectual Property, and, in the case of both (A) and (B), which contract is material to the Company and its Subsidiaries, taken as a whole; and

(vi)          any other contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b)        The Company has provided to Parent prior to the date hereof an accurate and complete copy of each Material Contract listed on Section 4.20(a) of the Company Disclosure Schedule.  Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Material Contract is in violation of any provision of any Material Contract.

(c)        The Company has listed on Section 4.20(c) of the Company Disclosure Letter all contracts with Non-Competition Provisions (each, a “Non-Compete Contract”). Neither the Company nor any of its Subsidiaries has breached or is in breach of the Non-Competition Provisions of a Non-Compete Contract.

Section 4.21.         Insurance Regulatory Matters.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

(a)        The Company and each Subsidiary of the Company that conducts the business of insurance or reinsurance (each, an “Insurance Subsidiary”) has all licenses, franchises, permits, certificates, approvals, registrations or other similar authorizations issued by applicable Governmental Authorities and affecting, or relating to, the operation of its business (the “Permits”).  Each jurisdiction in which the Company or any Insurance Subsidiary is domiciled, commercially domiciled, licensed, authorized or eligible is set forth in Section 4.21(a) of the Company Disclosure Schedule.

(b)        Each of the Permits are valid and in full force and effect, none of the Insurance Subsidiaries is in default under the Permits, none of the Permits will be terminated as a result of the transactions contemplated hereby and neither the Company nor any Insurance Subsidiary has received written notice that an Insurance Subsidiary is in violation of any of the terms or conditions of any Permit or alleging the failure to maintain any Permit, or that would otherwise reasonably be expected to lead to the revocation, failure to renew, limitation, suspension or restriction of any Permit or the authorization or eligibility of the Company or any Insurance Subsidiary to transact the business of insurance.

(c)        Each statement, together with all exhibits and schedules thereto, and all actuarial opinions, affirmations and certification required in connection therewith, and all required supplemental materials, filed by each Insurance Subsidiary with any Insurance Department since January 1, 2016 (the “Statutory Statements”) was prepared in conformity with the statutory accounting practices prescribed by the Insurance Department of the applicable country or state of domicile and applied on a consistent basis (“SAP”). Except as set forth in Section 4.21(c) of the Company Disclosure Schedule, each such Statutory Statement presents fairly and in conformity with SAP, the statutory financial condition of such Insurance Subsidiary on the respective date of the Statutory Statement, the results of operations, changes in capital and surplus and cash flow of such Insurance Subsidiary for each of the applicable reporting periods, and was correct and complete when filed.  Except as set forth in Section 4.21(c) of the Company Disclosure Schedule, no deficiencies or violations have been asserted in writing by any Insurance Department with respect to any such Statutory Statement which have not been cured or otherwise resolved to the satisfaction of such Insurance Department.

(d)        The aggregate reserves for insurance losses and loss adjustment expenses, as reflected in each of the Statutory Statements, were (i) computed on the basis of methodologies consistent with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the financial statements and notes thereto included in such financial statements), (ii) include provisions for all insurance loss and loss adjustment expense reserves and related items reasonably required to be established in accordance with Applicable Laws, (iii) were determined in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such Statutory Statements) and (iv) were fairly stated in accordance with sound actuarial principles.

(e)        (i) All policies, binders, slips, certificates, and other agreements of insurance issued or distributed by any Insurance Subsidiary in any jurisdiction (“Insurance Contracts”) have been issued or distributed, to the extent required by Applicable Law, on forms filed with and approved by all applicable Insurance Departments, or not objected to by any such Insurance Department within any period provided for objection, and all such forms comply with Applicable Law, (ii) all premium rates with respect to the Insurance Contracts, to the extent required by Applicable Law, have been filed with and approved by all applicable Insurance Departments or were not objected to by any such Insurance Department within any period provided for objection, (iii) such premium rates comply with Applicable Laws and are within the amount permitted by such Applicable Laws and (iv) each of the Company and each of its Subsidiaries is and has been marketing, selling and issuing Insurance Contracts in compliance in all material respects with all Applicable Laws, all applicable orders and mandatory directives of all insurance regulatory authorities in the respective jurisdictions in which such products have been marketed, issued or sold, have been complied with in connection with the marketing, issuance and sale of Insurance Contracts. There are no insurance policies issued, reinsured or assumed by the Company or any Insurance Subsidiary that are currently in force under which the Company or any of its Subsidiaries may be required to allocate profit or pay dividends to the holders thereof.

(f)         All underwriting, management and administration agreements entered into by the Company or any Insurance Subsidiary are, to the extent required by Applicable Law, in forms acceptable to all applicable Insurance Departments or have been filed with and approved by all applicable Insurance Departments or were not objected to by any such Insurance Department within any period provided for objection.

(g)        All advertising, promotional, sales and solicitation materials and all product illustrations used by the Company or any Insurance Subsidiary or, to the knowledge of the Company, used by any agent, broker, intermediary, manager or producer employed or engaged by the Company or any Insurance Subsidiary, are in compliance with Applicable Laws.

(h)        Each reinsurance contract, treaty or arrangement (including any facultative agreements, indemnity agreements, or other agreements) involving the cession or assumption of reinsurance, coinsurance, excess insurance, or retrocessions and any terminated or expired reinsurance contract, treaty or agreement under which there remains any outstanding liability (“Reinsurance Contract”), to which the Company or any Insurance Subsidiary is a party or by which any Insurance Subsidiary is bound or subject is a valid and binding obligation of the parties thereto, is in full force and effect, and is enforceable in accordance with its terms. Neither any Insurance Subsidiary nor, to the knowledge of the Company, any other party thereto is in default with regard to any such Reinsurance Contract. There are no disputes pending or, to the knowledge of the Company, threatened with respect to any such Reinsurance Contract.  Neither the Company nor any Insurance Subsidiary is or has been since January 1, 2016, party to any contract of financial reinsurance, finite risk insurance or reinsurance or coinsurance that does not transfer sufficient risk to the reinsurer to constitute reinsurance under SAP.

(i)         The Company and each Insurance Subsidiary is entitled under Applicable Law to take full credit in its Statutory Statements for all amounts recoverable by it pursuant to any Reinsurance Contract, and all such amounts recoverable have been properly recorded in the books and records of account of the Company and its Insurance Subsidiaries and are properly reflected in the Statutory Statements. To the knowledge of the Company, all such amounts recoverable by the Company or any Insurance Subsidiaries are fully collectible in due course. Except as set forth on Section 4.21(i) of the Company Disclosure Schedule, neither the Company nor any of its Insurance Subsidiaries has received notice in writing that any other party to any Reinsurance Contract intends not to perform fully under any such Reinsurance Contract.

(j)         Since January 1, 2016, no rating agency has imposed conditions (financial or otherwise) on retaining any currently held rating assigned to the Company or any Insurance Subsidiary or stated to the Company that it is considering lowering any rating assigned to the Company or any Insurance Subsidiary or placing any Insurance Subsidiary on an “under review” status, except as set forth in Section 4.21(j) of the Company Disclosure Schedule. As of the date of this Agreement, the Company and each Insurance Subsidiary has the ratings set forth in Section 4.21(j) of the Company Disclosure Schedule.

(k)        The Company has made available to Parent and the Merger Subs true and complete copies of all material actuarial reports prepared by actuaries, independent or otherwise, from and after January 1, 2016, with respect to the Company or the Insurance Subsidiaries, and all material attachments, addenda, supplements and modifications thereto.  There have been no actuarial reports of a similar nature covering the Company or any Insurance Subsidiary in respect of any period subsequent to the latest period covered in such actuarial reports. To the knowledge of the Company, the information and data furnished by the Company and its Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

Section 4.22.         Finders’ Fees.  Except for Citigroup Global Markets Inc., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 4.23.         Opinion of Financial Advisor.  The Company has received the opinion of Citigroup Global Markets Inc., financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration is fair to the Company’s stockholders (other than holders of Excluded Shares or Dissenting Shares) from a financial point of view.

Section 4.24.         Takeover Statutes.  Except for Section 203 of the DGCL, in respect of which the Board of Directors has taken the action described in Section 4.02(b), no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the certificate of incorporation or bylaws is applicable to the Company, the Company Common Stock, the Mergers or the other transactions contemplated by this Agreement.

Section 4.25.         No Other Representations and Warranties.  Except for the representations and warranties set forth in this Article 4, each of Parent and each of the Merger Subs acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or the Merger Subs, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or the Merger Subs, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in any Parent SEC Document filed and publicly available between January 1, 2015 and the date of this Agreement (but excluding any disclosures set forth in any section entitled “Risk Factors” or in any “forward-looking statements” section that are cautionary, forward-looking or predictive in nature set forth therein, in each case other than any specific historical factual information contained therein, which shall not be excluded) but only to the extent that the relevance of such disclosure to the relevant subject matter is reasonably apparent, or, subject to Section 11.05, as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01.         Corporate Existence and Power.  Each of Parent, Merger Sub I and Merger Sub II is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate or limited liability company powers required to carry on its business as now conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Since the date of its formation, neither of the Merger Subs has engaged in any activities other than in connection with or as contemplated by this Agreement.  Each Merger Sub was organized solely for the purpose of consummating the Mergers and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub I have been validly issued, are fully paid and non-assessable and are owned by, and at the Effective Time will be owned by, Parent, free and clear of all Liens.  All of the outstanding membership interests of Merger Sub II have been validly issued, are fully paid and non-assessable and are owned by, and at the Subsequent Effective Time will be owned by, Parent, free and clear of all Liens.

Section 5.02.         Corporate Authorization.  The execution, delivery and performance by each of Parent and the Merger Subs of this Agreement and the consummation by Parent and the Merger Subs of the transactions contemplated hereby are within the corporate or limited liability company powers, as applicable, of each of Parent and the Merger Subs and have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of each of Parent and the Merger Subs.  Each of Parent and the Merger Subs has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and the Merger Subs, enforceable against each in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).

Section 5.03.         Governmental Authorization.  The execution, delivery and performance by Parent and the Merger Subs of this Agreement and the consummation by Parent and the Merger Subs of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or the Merger Subs with, any Governmental Authority, other than (i) filings and approvals with respect to the Required Insurance Regulatory Filings/Approvals, (ii) the filing of a certificate of merger with respect to Merger I and Merger II with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (iii) compliance with any applicable requirements of the HSR Act and other Antitrust Law existing in jurisdictions outside of the United States, (iv) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (v) compliance with the rules and regulations of any national securities exchange on which securities of Parent are listed and (vi) any other actions or filings (i) required solely by reason of the participation of the Company (as opposed to any Third Party) in the transactions contemplated hereby or (ii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04.         Non-contravention.  The execution, delivery and performance by Parent and the Merger Subs of this Agreement and the consummation by Parent and the Merger Subs of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or similar organizational documents, of Parent or the Merger Subs, (ii) assuming compliance with the matters referred to in

Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination or cancellation of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.         Capitalization.  (a) The authorized capital stock of Parent consists of (i) 600,000,000 shares of common stock, par value $0.0001 per share, of which 487,000,000 are designated shares of Parent Common Stock and 113,000,000 are designated shares of FNFV Group common stock, par value $0.0001 per share (“FNFV Common Stock”) and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share (“FNF Preferred Stock”).  As of March 16, 2018, there were outstanding 274,485,003 shares of Parent Common Stock, no shares of FNFV Common Stock, no shares of FNF Preferred Stock, 1,832,701 shares of Parent Common Stock underlying restricted stock, 8,473,226 shares of Parent Common Stock underlying stock options (other than rights under Parent’s Employee Stock Purchase Plan (such plan, the “Parent ESPP” and, along with Parent’s 2005 Omnibus Incentive Plan, the “Parent Stock Plans”)) and 4,137,891 shares of Parent Common Stock underlying Parent’s 4.25% Convertible Notes due 2018 (the “Convertible Notes”), which may be settled solely in cash at Parent’s discretion. All outstanding shares of capital stock of Parent have been duly authorized and validly issued, fully paid and are non-assessable.

(b)        Except as set forth in this Section 5.05 and for changes since March 15, 2018 resulting from the exercise of stock options, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in Parent (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in Parent or (iii) warrants, calls, options or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, except for rights pursuant to the Parent Stock Plans and under Parent’s 401(k) Profit Sharing Plan (the “Parent 401(k) Plan”) or (iv) restricted shares, stock appreciation rights, performance units, “phantom” stock or similar securities or rights that are derivative of any capital stock of or voting securities of Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”).   As of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.

(c)        Except for the Convertible Notes, as of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness or similar instruments of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Parent Common Stock may vote.

Section 5.06.         Subsidiaries.  (a) Each Subsidiary of Parent (i) has been duly organized, (ii) is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and (iii) has all organizational powers required to carry on its business as now conducted, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All material Subsidiaries of Parent and their respective jurisdictions of organization are identified in the Parent 10-K.

(b)        All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of Parent have been duly authorized, validly issued and (where applicable) are fully paid and nonassessable, and are owned by Parent, directly or indirectly, free and clear of any Lien.  As of March 15, 2018, there were no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, Parent or any Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the “Parent Subsidiary Securities”).  There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of Parent Subsidiary Securities.

Section 5.07.         SEC Filings and the Sarbanes-Oxley Act.  (a) Parent has filed with or furnished to the SEC, and made available to the Company, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2016 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b)        As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of (and giving effect to) the last such amended or superseded filing) or the date that it is furnished, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)        As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of (and giving effect to) the last such amended or superseded filing) or the date that it is furnished, each Parent SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)        Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)        Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 under the 1934 Act.  Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the applicable requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective.  Parent has disclosed to the Company (i) any significant deficiencies in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, in each case, that was disclosed to Parent’s auditors or the audit committee of the Board of Directors of Parent in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof.  To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation as of the date of this Agreement.

(f)         Since January 1, 2016, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 5.08.         Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (the “Parent Financial Statements”) fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).  As of the date hereof, Ernst & Young LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent over a matter of Parent’s accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 5.09.         Disclosure Documents.  The Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.10.         Absence of Certain Changes.  (a) Since December 31, 2017 (the “Parent Balance Sheet Date”), the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)        From the Parent Balance Sheet Date until the date hereof, there has not been any action taken by the Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 7.01.

Section 5.11.         No Undisclosed Material Liabilities.  There are no liabilities of Parent or any of its Subsidiaries of any kind that would be required under GAAP to be disclosed and provided for in a consolidated balance sheet of Parent, other than: (i) liabilities disclosed and provided for in the Parent Financial Statements or in the notes thereto; (ii) liabilities incurred in the ordinary course of business since the Parent Balance Sheet Date; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (iv) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate (including any structured finance, special purpose or limited purpose entity or Person), on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the 1933 Act), where the result, purpose or effect of such contract is to avoid disclosure in the Parent SEC Documents of any transaction involving, or liabilities of, Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12.         Compliance with Laws and Court Orders.  (a) Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and has been and is in compliance with in all respects, and to the knowledge of Parent is not under investigation with respect to and has not been threatened in writing to be charged with or given written notice of any violation of, all Applicable Laws, except for failures to hold such licenses, franchises, permits and authorizations and for failures to comply or violations, in each case, that would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

(b)        Parent and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, or conservator, in accordance with the terms of the governing documents and Applicable Law, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.  Neither Parent nor any of its Subsidiaries, or any director, officer or employee of Parent or of any of its Subsidiaries, has committed any breach of fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

Section 5.13.         Litigation.  Other than (i) ordinary course claims under Parent Insurance Contracts for amounts of $7,500,000 or less or (ii) claims for amounts of $2,000,000 or less, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened in writing against or affecting, Parent or any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority, that would reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

Section 5.14.         Taxes.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)        All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all respects.

(b)        Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books.

(c)        The income and franchise Tax Returns of Parent and its Subsidiaries through the Tax year ended December 31, 2012 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d)        There is no claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of Parent, threatened against or with respect to Parent or its Subsidiaries in respect of any Tax or Tax asset.

(e)        During the two-year period ending on the date hereof, neither Parent nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)         There is no claim currently outstanding by any Taxing Authority in a jurisdiction where Parent and/or Parent’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is subject to taxation by, or required to file any Tax Return in, that jurisdiction.

Section 5.15.         Tax Treatment.  Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that would prevent the Mergers from qualifying as a 368 Reorganization.

Section 5.16.         Employee Matters.

(a)        Neither the Parent nor any ERISA Affiliate thereof sponsors, maintains or contributes to, or has during the past six (6)-year period preceding the Closing, sponsored, maintained or contributed to, any Parent Employee Plan subject to Title IV of ERISA. None of the Parent, any of its Subsidiaries or any of their ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4212(c) of ERISA.

(b)        Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter  from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired, and, to the knowledge of Parent, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Parent Employee Plan.

(c)        Each Parent Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the knowledge of Parent, is threatened against or threatened to involve, any Parent Employee Plan before any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the PBGC, which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have a Parent Material Adverse Effect.

(d)        The Parent and its Subsidiaries are in compliance with all Applicable Laws relating to labor and employment, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)        Neither the Parent nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no material unfair labor practice complaints pending or, to the knowledge of Parent, threatened against the Parent or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Parent or any of its Subsidiaries with respect to the Parent or its Subsidiaries. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the knowledge of Parent, threatened against or affecting the Parent or any of its Subsidiaries.

Section 5.17.         Finders’ Fees.  There is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or either of the Merger Subs who might be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.18.         Financing.  Parent will have no later than the date they become due, funds available to it to satisfy all of Parent’s payment obligations under this Agreement (including payment of the Merger Consideration as contemplated in Section 2.02(a)).

Section 5.19.         Ownership of Shares.  Neither Parent nor either of the Merger Subs is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.  Prior to and as of the date of this Agreement, neither Parent nor either of the Merger Subs has taken, or authorized any Representative of Parent or either of the Merger Subs to take, or has knowledge that any Representative of Parent or either of the Merger Subs has taken, any action that would cause either Parent or either the Merger Subs to be deemed an “interested stockholder” within the meaning of Section 203 of the DGCL.  Neither Parent nor either of the Merger Subs nor any of their affiliates or associates (as defined in Section 203 of the DGCL) owns (within the meaning of Section 203 of the DGCL) any Company Common Stock or other Company Securities or holds any rights to acquire any Company Common Stock or other Company Securities, except pursuant to this Agreement.

Section 5.20.         Absence of Certain Agreements.  As of the date hereof, neither Parent nor any of its Affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or (b) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Mergers or the other transactions contemplated by this Agreement.

Section 5.21.         Management Agreements.  Other than this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or either of the Merger Subs or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company’s Board of Directors, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Surviving Entity after the Subsequent Effective Time.

Section 5.22.         Insurance Regulatory Matters.  Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole:

(a)        Parent and each Subsidiary of Parent that conducts the business of insurance or reinsurance (each, a “Parent Insurance Subsidiary”) has all material Permits.

(b)        Each of the Permits are valid and in full force and effect, none of the Parent Insurance Subsidiaries is in default under the Permits, none of the Permits will be terminated as a result of the transactions contemplated hereby and neither Parent nor any Parent Insurance Subsidiary has received written notice that a Parent Insurance Subsidiary is in violation of any of the terms or conditions of any Permit or alleging the failure to maintain any Permit, or that would otherwise reasonably be expected to lead to the revocation, failure to renew, limitation, suspension or restriction of any Permit or the authorization or eligibility of Parent or any Parent Insurance Subsidiary to transact the business of insurance.

(c)        Each statement, together with all exhibits and schedules thereto, and all actuarial opinions, affirmations and certification required in connection therewith, and all required supplemental materials, filed by each Parent Insurance Subsidiary with any Insurance Department since January 1, 2016 (the “Parent Statutory Statements”) was prepared in conformity with the statutory accounting practices prescribed by the Insurance Department of the applicable country or state of domicile in conformity with SAP. Except as set forth in Section 5.22(c) of the Parent Disclosure Schedule, each such Parent Statutory Statement presents fairly and in conformity with SAP, the statutory financial condition of such Parent Insurance Subsidiary on the respective date of the Parent Statutory Statement, the results of operations, changes in capital and surplus and cash flow of such Parent Insurance Subsidiary for each of the applicable reporting periods, and was correct and complete when filed.  Except as set forth in Section 5.22(c) of the Parent Disclosure Schedule, no deficiencies or violations have been asserted in writing by any Insurance Department with respect to any such Parent Statutory Statement which have not been cured or otherwise resolved to the satisfaction of such Insurance Department.

(d)        (i) All policies, binders, slips, certificates, and other agreements of insurance issued or distributed by any Parent Insurance Subsidiary in any jurisdiction (“Parent Insurance Contracts”) have been issued or distributed, to the extent required by Applicable Law, on forms filed with and approved by all applicable Insurance Departments, or not objected to by any such Insurance Department within any period provided for objection, and all such forms comply with Applicable Law, (ii) all premium rates with respect to the Insurance Contracts, to the extent required by Applicable Law, have been filed with and approved by all applicable Insurance Departments or were not objected to by any such Insurance Department within any period provided for objection, (iii) such premium rates comply with Applicable Laws and are within the amount permitted by such Applicable Laws and (iv) each of Parent and each of its Subsidiaries is and has been marketing, selling and issuing Parent Insurance Contracts in compliance in all material respects with all Applicable Laws, all applicable orders and mandatory directives of all insurance regulatory authorities in the respective jurisdictions in which such products have been marketed, issued or sold, have been complied with in connection with the marketing, issuance and sale of Parent Insurance Contracts. There are no insurance policies issued, reinsured or assumed by Parent or any Parent Insurance Subsidiary that are currently in force under which Parent or any of its Subsidiaries may be required to allocate profit or pay dividends to the holders thereof.

(e)        All underwriting, management and administration agreements entered into by Parent or any Parent Insurance Subsidiary are, to the extent required by Applicable Law, in forms acceptable to all applicable Insurance Departments or have been filed with and approved by all applicable Insurance Departments or were not objected to by any such Insurance Department within any period provided for objection.

Section 5.23.         Acknowledgment by Parent and the Merger Subs.  Except for the representations and warranties of the Company made in Article 4 of this Agreement, neither Parent nor either of the Merger Subs is relying on, or has relied on, any other representations or warranties, either express or implied, with respect to the Mergers, the Company and its Subsidiaries and their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or on the accuracy or completeness of any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, the Merger Subs or their respective Representatives or Affiliates.

ARTICLE 6
COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01.         Conduct of the Company.  Except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and use commercially reasonable efforts to preserve intact its business organizations and relationships with Third Parties.  Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)        amend its certificate of incorporation, bylaws or other similar organizational documents;

(b)        (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for (A) dividends by any of its wholly-owned Subsidiaries and (B) regular quarterly cash dividends by the Company with customary record and payment dates on the shares of Company Common Stock not in excess of $0.30 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events) or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(c)        (i) issue, deliver, pledge, dispose of, grant, encumber or sell, or authorize the issuance, delivery, pledge, disposal, grant, encumbrance or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of any shares of Company Common Stock upon the vesting or settlement of Company Equity Awards that are outstanding on the date of this Agreement in accordance with the terms of such Company Equity Awards or are granted after the date of this Agreement to the extent permitted by this Agreement, (B) the grant of Company RSUs and Company PSUs to employees of the Company or any of its Subsidiaries in connection with the Company’s annual equity award grant procedures or in connection with promotions or new hires, in each case, conducted in the ordinary course of business and consistent with past practice and in an amount not to exceed that set forth on Section 6.01(c)(i) of the Company Disclosure Letter, (C) the grant of Company Common Stock to non-employee directors in the ordinary course of business, consistent with past practice and in an amount not to exceed that set forth on Section 6.01(c)(i) of the Company Disclosure Letter, (D) the issuance of any Company Subsidiary Securities to the Company or any other Subsidiary of the Company and (E) sales or dispositions of Company Subsidiary Securities permitted pursuant to Section 6.01(e) or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d)        acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments as set forth on Section 6.01(d) of the Company Disclosure Schedule or (ii) in the ordinary course of business consistent with past practice; provided, however that the value of such acquisitions made in reliance on the exception set forth in clause (ii) shall not exceed $5,000,000 per acquisition or $15,000,000 in the aggregate; and further provided, however, that any such acquisitions made in reliance on the exceptions set forth in clause (i) or (ii) shall not be permitted to include any non-competition restrictions applicable to the Company, Parent or any of their respective Affiliates;

(e)        sell, lease or otherwise transfer any of its material assets, securities, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments as set forth on Section 6.01(e) of the Company Disclosure Schedule or (ii) in the ordinary course of business consistent with past practice; provided, however that the value of such sales, leases or other transfers made in reliance on the exception set forth in clause (ii) shall not exceed $5,000,000 per sale, lease or transfer or $15,000,000 in the aggregate; and further provided, however, that any such sales, leases or other transfers made in reliance on the exceptions set forth in clause (i) or

(ii) shall not be permitted to include any non-competition restrictions applicable to the Company, Parent or any of their respective Affiliates;

(f)         merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions solely among wholly-owned Subsidiaries of the Company not in violation of any instrument binding on the Company or any of its Subsidiaries and that would not reasonably be expected to result in a material increase in the net Tax liability of the Company and its Subsidiaries taken as a whole; and provided, however, that any such transactions shall not be permitted to include any non-competition restrictions applicable to the Company, Parent or any of their respective Affiliates;

(g)        other than in connection with actions permitted by Section 6.01(d), make any material loans, advances or capital contributions to, or investments in, any other Person (other than loans or advances among the Company and any of its wholly-owned Subsidiaries and capital contributions to or investments in its wholly-owned Subsidiaries), other than any such loans, advances or capital contributions to, or investments in, any other Person for amounts of $1,000,000 or less each or $2,500,000 in the aggregate;

(h)        incur any indebtedness for borrowed money or financial guarantees thereof, other than (i) pursuant to any agreements in effect as of the date hereof, (ii) any indebtedness or guarantee incurred in the ordinary course of business or (iii) indebtedness incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries or guarantees by the Company of indebtedness of any wholly-owned Subsidiary of the Company;

(i)         except as required by Applicable Law or Company Employee Plans, (i) grant or increase any severance or termination pay to, or enter into or amend any existing severance, or termination pay arrangement with any current or former employees; (ii) increase the compensation provided to any Company Employee, directors or independent contractors of the Company or any of its Subsidiaries (other than increases in the ordinary course of business consistent with past practice to Company Employees with annual target cash compensation less than $400,000); (iii) establish, adopt, enter into or materially amend any Employee Plan or collective bargaining agreement; (iv) accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Plan; or (v) hire or promote, or terminate or demote (other than for cause) any Company Employee with annual target cash compensation greater than $400,000;

(j)         change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(k)        (i) make or change any material Tax election, (ii) change any annual Tax accounting period or adopt or change any method of Tax accounting, in each case, relating to a material amount of Tax, or (iii) settle or compromise any material amount of Tax liability;

(l)         settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby, other than (A) any claims for amounts not exceeding, in the aggregate, the amount reserved on the Company’s balance sheet as shown on Section 6.01(1)(iii)(A) of the Company Disclosure Schedule, or, for matters not reserved on the Company’s balance sheet as of the date hereof, any settlement that does not exceed $1.75 million individually, (B) any claim under an Insurance Contract or Reinsurance Contract or (C) subject to Section 6.01(l)(iii)(A), any litigation, investigation, arbitration, proceeding or other claim that would not reasonably be expected to prohibit or materially restrict the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement or require the waiver or release of any material rights or claims;

(m)       (A) voluntarily terminate, modify or amend in any respect materially adverse to the Company or any of its Subsidiaries any Material Contract other than the expiration or renewal of any Material Contract in accordance with its terms, or enter into any contract, agreement, or arrangement that would have been a Material Contract if entered into prior to the date hereof (other than replacement contracts, agreements or arrangements to replace expired or terminated Material Contracts on substantially similar terms), (B) waive any material term of, or waive any material default under, any Material Contract, (C) enter into any contract which contains a change of control or similar provision that would require a material payment to the other party or parties thereto solely as a result of the consummation of the Merger or the other transactions contemplated herein, or (D) enter into any Non-Compete Contract;

(n)        knowingly take any action that would reasonably be expected to adversely affect in any material respect the likelihood that the waiting period (or any extension thereof) under the HSR Act expires or is terminated or materially delayed or that any other antitrust or insurance approval would not be obtained or materially delayed; or

(o)        agree, resolve or commit to do any of the foregoing.

Section 6.02.         Company Stockholder Meeting.  The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable (but in no event later than forty-five (45) days after the Registration Statement is declared effective under the 1933 Act) for the purpose of voting on the approval and adoption of this Agreement and the Mergers.  Subject to Section 6.03, the Board of Directors shall (i) recommend approval and adoption of this Agreement, the Mergers and the other transactions contemplated hereby by the Company’s stockholders, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting.  The Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting, after consultation with Parent, if the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (x) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (y) distribute any supplement or amendment to the Proxy Statement that the Board of Directors has determined in good faith after consultation with outside legal counsel is necessary under Applicable Laws and for such supplement or amendment to be reviewed by the Company’s shareholders prior to the Company Stockholder Meeting.

Section 6.03.         No Solicitation; Other Offers.  (a) General Prohibitions.  The Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts not to permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly take any action to knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate in any way with any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the Company Board Recommendation (or publicly approve, publicly endorse or recommend an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. Any breach of this Section 6.03 by the Company’s officers or directors or any of the Company’s or its Subsidiaries’ Representatives acting at the direction of an officer or director of the Company (and, for the avoidance of doubt, only a breach by such persons) shall be deemed a breach by the Company.

(b)        Exceptions.

(i)    Notwithstanding Section 6.03(a), if after the date of this Agreement, but prior to the adoption of this Agreement by the Company’s stockholders, the Company receives a bona fide Acquisition Proposal that did not result from a material breach by the Company of Section 6.03(a), which the Board of Directors determines in good faith, after consultation with the Company’s financial advisors, constitutes or could reasonably be expected to result in a Superior Proposal, the Company may: (A) engage in negotiations or discussions with such Third Party and its Representatives with respect to such Acquisition Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with confidentiality obligations no less favorable to the Company than those contained in the confidentiality agreement dated October 4, 2017 between the Company and Parent (the “Confidentiality Agreement”); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party; provided, however, that the Company shall provide written notice to Parent as soon as reasonably practicable before taking any of the actions described in clauses “(A)” and “(B)” above.

(ii)   Notwithstanding Section 6.03(a), at any time after the date of this Agreement but prior to the adoption of this Agreement by the Company’s stockholders, the Board of Directors may: (A) make an Adverse Recommendation Change only in response to (I) the Company receiving a bona fide written Acquisition Proposal that constitutes a Superior Proposal that did not arise from a material breach by the Company of Section 6.03(a) of this Agreement or (II) an Intervening Event; or (B) if the Company has complied in all material respects with Section 6.03(c), cause the Company to terminate this Agreement and, substantially concurrently with, and as a condition to such termination, cause the Company to enter into a definitive written agreement providing for such Superior Proposal, if and only if, in each case of clauses “(A)” and “(B)” above, (x) the Board of Directors determines in good faith, after consulting with and receiving advice from outside counsel, that the failure to (1) effect an Adverse Recommendation Change or (2) terminate this Agreement and enter into a definitive written agreement providing for a Superior Proposal, in each case, would reasonably be expected to be inconsistent with its fiduciary duties under the DGCL and (y) the Company complies with the provisions of Section 6.03(c) in all material respects.

In addition, nothing contained herein shall prevent the Board of Directors from (i) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal  or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act; provided, however, that with respect to the foregoing clause (i), any such action taken or statement or disclosure made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors reaffirms the Company Board Recommendation in such statement or disclosure or in connection with such action.

(c)        Required Notices.

(i)    Subject to Section 6.03(c)(ii), no Adverse Recommendation Change may be made in response to a Superior Proposal or Intervening Event and no termination of this Agreement in accordance with Section 6.03(b)(ii) may be made: (A) until the fourth (4th) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors intends to, as applicable, make such Adverse Recommendation Change or terminate this Agreement in accordance with Section 6.03(b)(ii) (each, a “Company Board Recommendation Notice”), which notice shall specify (1) in the case of such an action taken in connection with a Superior Proposal, the terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal and a copy of the then-current forms of all of the relevant proposed transaction documents related thereto, including definitive agreements with respect to such Superior Proposal) or (2) if the basis of the proposed action by the Board of Directors is an Intervening Event, a reasonably detailed description of the Intervening Event (it being understood and agreed that the delivery of a Company Board Recommendation Notice shall not, in and of itself, constitute an Adverse Recommendation Change); and (B) unless the Company shall have, (x) during the four (4) Business Day period specified above (and any additional period related to a revision to the Superior Proposal, as provided in Section 6.03(c)(ii)), negotiated, and directed the Company’s financial advisors and legal counsel to negotiate, with Parent in good faith (to the extent Parent indicates in writing to the Company that Parent desires to negotiate) with respect to proposed adjustments to the terms and conditions of this Agreement agreed to be made in writing by Parent so that such Superior Proposal ceases to constitute a Superior Proposal (or, in the case of a Company Board Recommendation Notice that is related to an Intervening Event, so that the failure to make such Adverse Recommendation Change would no longer be reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under the DGCL) and no such agreement is reached and (y) substantially concurrently with the termination of this Agreement pursuant to Section 6.03(b)(ii), pay the Termination Fee as forth in Section 11.04(b)(i)(A).

(ii)   The parties agree that, in the case of such actions taken in connection with a Superior Proposal, any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Board Recommendation Notice and an additional two (2) Business Day period (the period inclusive of all such days, the “Notice Period”). The Company agrees that the Company shall take into account all changes to the terms of this Agreement agreed to be made in writing by Parent in determining whether such Acquisition Proposal continues to constitute a Superior Proposal.  The Company shall promptly keep Parent informed of all material developments affecting the material terms of any such Superior Proposal (and the Company shall provide Parent with copies of any additional relevant proposed transaction documents related thereto).

(iii)  The Company shall notify Parent promptly (but in any event within twenty four (24) hours) of the receipt of any written Acquisition Proposal and a summary of the material terms and conditions thereof but excluding the identity of the Third Party making such Acquisition Proposal.  The Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material details of any such Acquisition Proposal and with respect to any material change to the terms of any such Acquisition Proposal within twenty four (24) hours of such material change.

(d)        Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal for more than fifty percent (50%) of the outstanding shares of Company Common Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors determines in good faith by a majority vote, after consultation with the Company’s financial advisors and outside legal counsel, are more favorable to the Company’s stockholders from a financial point of view than as provided hereunder, taking into account the relevant legal, financial and regulatory aspects of such Acquisition Proposal and all other relevant factors, and any changes to the terms of this Agreement that as of that time had been agreed to be made in writing by Parent in response to such Acquisition Proposal as contemplated by Section 6.03(c).

(e)        Obligation to Terminate Existing Discussions.  Subject to the other provisions of this Section 6.03, the Company and its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal.

Section 6.04.         Access to Information.  From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent and its Representatives, upon reasonable notice, reasonable access to the offices, properties, books and records and the executive team (and an integration team of employees designated by the executive team) of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data in the Company’s possession as such Persons may reasonably request, (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries, (iv) provide Parent with reasonable notice of and the opportunity to participate jointly with the Company in the employee/town hall meetings in connection with the Mergers set forth on Section 6.04 of the Company Disclosure Schedule, and (v) provide Parent with reasonable notice of and the opportunity to participate jointly with the Company in customer calls that are requested by the Company’s customers in connection with the Mergers.  Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.  Nothing in this Section 6.04 shall require the Company to provide any access, or to disclose any information (A) if providing such access or disclosing such information would violate any Applicable Law (including Antitrust Law and privacy laws) or binding agreement entered into prior to the date of this Agreement or (B) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its commercially reasonable efforts. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the foregoing restrictions, including by providing such information in redacted form as necessary to preserve such a privilege or comply with such Law or otherwise make appropriate substitute disclosure arrangements, to the extent reasonably practicable.  All information exchanged pursuant to this Section 6.04 shall be subject to the Confidentiality Agreement.

Section 6.05.         Transaction Committee.  From the date hereof until the Effective Time, a committee of the Board of Directors (the “Transaction Committee”) initially comprised of those members of the Board of Directors set forth on Section 6.05 of the Company Disclosure Schedule shall be responsible for overseeing (i) actions taken by the Company and its Subsidiaries in connection with obtaining the Required Antitrust Regulatory Filings/Approvals and the Required Insurance Regulatory Filings/Approvals, (ii) the administration of the Retention Plan, (iii) the performance of the Company’s obligations under this Agreement and (iv) all other actions taken by the Company and its Subsidiaries in furtherance of completing the Mergers (collectively, the “Specified Transaction Matters”).  The Transaction Committee shall initially designate John Killea, Matthew Morris, David Hisey and Ann Manal as the Company executives responsible for execution of the Specified Transaction Matters, and Messrs. Killea, Morris and Hisey and Ms. Manal shall report directly to the Transaction Committee with respect to such Specified Transaction Matters.  In the event that a senior executive of Parent desires to discuss any issue or matter arising from or related to the Specified Transaction Matters with the Company, they should consider Messrs. Killea, Morris and Hisey and Ms. Manal to be the designated contact persons of the Company for the purposes of discussing any such issues or matters; provided that, for the avoidance of doubt, the foregoing shall not relieve any of Parent, the Merger Subs or the Company from any obligation to provide any notice otherwise required by this Agreement in accordance with Section 11.01.

Section 6.06.         Retention Plan.  Within fifteen (15) days following the date hereof, the Company shall develop, in consultation with Parent, a cash retention plan with an aggregate value of $12—15 million (the “Retention Plan”) to be allocated to the Company’s top business producers and other key personnel (in each case, as selected by the Company in consultation with Parent), such that fifty percent (50%) of the payments to be made to individuals under the Retention Plan shall be paid as promptly as practicable following the Closing Date and the remaining fifty percent (50%) shall be paid on the date that is twelve (12) months from the Closing Date (or as promptly as practicable thereafter).

ARTICLE 7
COVENANTS OF PARENT

Parent agrees that:

Section 7.01.         Conduct of Parent.  (a)  Except with the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Schedule or as required by Applicable Law, Parent shall not, nor shall it permit any of its Subsidiaries to:

(i)    amend its certificate of incorporation, bylaws or other similar organizational documents in a manner that would disproportionally affect the Company’s shareholders in their capacity as Parent’s stockholders (i.e., assuming consummation of the transactions contemplated hereby) as compared to Parent’s other stockholders;

(ii)   adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent (other than the Mergers);

(iii)  (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for (1) dividends by any of its wholly owned Subsidiaries and (2) regular quarterly cash dividends by Parent with customary record and payment dates on the shares of Parent Common Stock not in excess of $0.40 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events) or (C) other than in the ordinary course of business, consistent with past practice, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Parent Securities or any Parent Subsidiary Securities;

(iv)  (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Parent Securities, other than the issuance of (1) stock options or other equity compensation arrangements in the ordinary course of business consistent with past practices, (2) any shares of Parent Common Stock upon the exercise of Parent options or other equity compensation arrangements that are outstanding on the date of this Agreement or issued in compliance with the preceding clause (1), in each case in accordance with the terms of those options, and (3) shares of Parent Common Stock in connection with the settlement of Convertible Notes in accordance with their terms as of the date hereof, or (B) amend in any material respect any term of any Parent Security; or

(v)   agree, resolve or commit to do any of the foregoing.

(b)        Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and the Merger Subs to consummate the Mergers or the other transactions contemplated by this Agreement, including any financing thereof.

Section 7.02.         Obligations of the Merger Subs.  Parent shall take all action necessary to cause the Merger Subs to perform their respective obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

Section 7.03.         Voting of Shares.  Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04.         Director and Officer Liability.  Parent shall cause the Surviving Entity, and the Surviving Entity hereby agrees, to do the following:

(a)        For six (6) years after the Subsequent Effective Time, Parent shall (only to the extent the Surviving Entity would be obligated under Applicable Law), or shall cause the Surviving Entity to, indemnify and hold harmless the present and former directors, officers, employees, fiduciaries and agents of the Company and its Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Subsequent Effective Time, in each case to the fullest extent permitted by the DGCL, the DLLCA or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof.  If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall, and shall cause the Surviving Entity to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation.

(b)        For six (6) years after the Subsequent Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Entity’s certificate of formation and limited liability company agreement (or in such documents of any successor to the business of the Surviving Entity) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)        From and after the Subsequent Effective Time, Parent shall cause the Surviving Entity and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.  The Company has made available the form of any such indemnification agreement entered into by the Company to Parent or Parent’s Representatives prior to the date of this Agreement.

(d)        Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall or shall cause the Surviving Entity as of the Subsequent Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Subsequent Effective Time with respect to any claim related to any period or time at or prior to the Subsequent Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies.  If the Company or the Surviving Entity for any reason fails to obtain such “tail” insurance policies as of the Subsequent Effective Time, the Surviving Entity shall continue to maintain in effect, for a period of at least six (6) years from and after the Subsequent Effective Time, the D&O Insurance in place as of the Subsequent Effective Time with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the Subsequent Effective Time, or the Surviving Entity shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the Subsequent Effective Time; provided that in no event shall Parent or the Surviving Entity be required to expend for such policies pursuant to this sentence an annual premium amount in excess of three hundred percent (300%) of the premium amount per annum for the Company’s existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Subsequent Effective Time, for a cost not exceeding such amount.

(e)        If Parent, the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Entity or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 7.04.

(f)         The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.05.         Employee Matters.  (a)  For the period beginning on the Closing and ending on the first anniversary of the Closing (the “Continuation Period”), Parent shall, or shall cause the Surviving Entity to, provide each Company Employee who continues to be employed by the Company or any of its Subsidiaries immediately after the Closing (each a “Continuing Employee”) with (i) a base salary, wage or commission rate and cash bonus opportunity, in each case, at least equal to the base salary, wage or commission rate and cash bonus opportunity provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Closing; (ii) employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of Parent or its Affiliates (excluding, for the avoidance of doubt, equity or equity-based awards) and (iii) severance benefits, to Continuing Employees who do not have an employment agreement that provides for post-termination severance benefits, no less favorable than those for which the Continuing Employees would have been eligible pursuant to the Company’s severance plans and policies as in effect immediately prior to the Closing and as set forth on Section 7.05(a) of the Company Disclosure Schedule; provided that the foregoing obligation shall not include change in control, transaction or retention or similar bonuses or payments.

(b)        With respect to any employee benefit plan or arrangement maintained by Parent or its Affiliates (excluding, for the avoidance of doubt, equity or equity-based awards) in which any Continuing Employee is eligible to participate on or after the Closing, for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting and benefit plan accruals (but not for the purposes of benefit accrual under any defined benefit pension plan), each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer) prior to the Closing shall be treated as service with Parent and its Affiliates as of the Closing to the extent such services was recognized immediately prior to Closing under a comparable Employee Plan; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service.

(c)        Unless otherwise requested by Parent not later than ten (10) Business Days prior to the Effective Time, the Company shall take all actions, including through resolutions of the Board of Directors (or a duly constituted and authorized committee thereof or other appropriate governing body) that may be necessary or appropriate to cause the Company’s 401(k) plan to terminate effective on the Business Day immediately preceding the Effective Time, with such termination being contingent on the Closing. Such resolutions shall be subject to Parent’s reasonable prior review and approval. As a condition to the Company’s obligation to terminate the Company’s 401(k) plan pursuant to the preceding sentence, each Continuing Employee shall become a participant in the Parent 401(k) Plan immediately following the Effective Time (giving effect to the service crediting provisions of Section 7.05(b)); it being agreed that no Continuing Employee shall experience a gap in eligibility to participate in a tax-qualified defined contribution plan as a result of the transactions as contemplated by this Agreement. Parent agrees to cause the Parent 401(k) Plan to accept, in accordance with applicable Law and the terms of the Parent 401(k) Plan, a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances (including earnings thereon through the date of transfer and promissory notes evidencing all outstanding loans) under the Company’s 401(k) plan, provided that the Company provides (or causes to be provided) such information as reasonably requested by the administrator of the Parent 401(k) Plan to administer any such rolled over loans.

(d)        With respect to any health and welfare plan maintained by Parent or its Affiliates in which any Continuing Employee is eligible to participate at or after the Closing, Parent shall, or shall cause its Affiliates (including the Surviving Entity) to, use commercially reasonable efforts to (i) waive, or cause to be waived, preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation by and coverage of each Continuing Employee (and his or her eligible dependents) and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which each Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after the Closing.

(e)        Nothing in this Section 7.05, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto and their respective successors and assigns, including any current or former Company Employee or any other consultant, independent contractor or other service provider, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (including, without limitation, any right to employment or continued employment), (ii) shall establish or constitute an amendment, termination or modification of, or an undertaking to establish, amend, terminate or modify, any benefit plan, program, agreement or arrangement, or (iii) shall alter or limit the ability of Parent or any of its Subsidiaries (or, following the Subsequent Effective Time, the Surviving Entity or any of its Subsidiaries) to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 7.06.         Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Mergers to be listed on the NYSE, subject to official notice of issuance.

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01.         Reasonable Best Efforts.  (a)  Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (x) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (y) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including the Required Insurance Regulatory Filings/Approvals).  Each of Parent, the Merger Subs and the Company shall use reasonable best efforts to execute and deliver such other documents, certificates and other writings as may be necessary or advisable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b)        Subject to Applicable Law, each of the parties to this Agreement shall, upon request, furnish to the other parties to this Agreement all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement or any statement, filing, notice or application made by or on behalf of Parent, the Company, or any of their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement.

(c)        In furtherance and not in limitation of the foregoing, each party hereto agrees to (i) (A) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof (and in any event within ten (10) Business Days unless otherwise agreed in writing), and to make, or cause to be made, the filings and authorizations, if any, required under any other Antitrust Laws as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act (including pursuant to any second request) or such other Antitrust Laws and to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 8.01 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or any other Antitrust Laws as soon as practicable and (B) not acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, or businesses, enter into any licensing or similar arrangements or enter into any other transaction if any such acquisition, licensing or similar arrangement or other transaction, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the likelihood that the waiting period (or any extension thereof) under the HSR Act expires or is terminated or materially delayed or that any other antitrust or insurance approval would not be obtained or materially delayed and (ii) make appropriate applications or notices required to obtain the Required Insurance Regulatory Filings/Approvals as promptly as practicable and to supply to each applicable Insurance Department as promptly as practicable any additional information and documentary material that may be requested by any such Insurance Department in connection with any such Required Insurance Regulatory Filing/Approval.  In furtherance and not in limitation of the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(d)        Each of the parties hereto shall, in connection with the efforts referenced in Section 8.01(c) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) take the actions set forth on Section 8.01(c) of the Company Disclosure Schedule, (ii) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (iii) subject to applicable legal limitations and the instructions of any Governmental Authority, keep the other party reasonably informed of any communication received by such party (and provide a copy of any such communication or, if such communication is oral, a summary of such communication) from, or given by such party to, the FTC, the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iv) subject to applicable legal limitations and the instructions of any Governmental Authority, provide a copy of and permit the other party to review in advance any filing or notice to be submitted in connection with a Required Insurance Regulatory Filing/Approval or written communication (provided that the parties may redact references to the value of this transaction or alternatives to this transaction) to be given by it to, and consult with each other in advance of any in-person meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other party the opportunity to attend and participate in such in-person meetings or conferences.

(e)        In furtherance and not in limitation of the covenants of the parties contained in Section 8.01(c) and Section 8.01(d), if any objections are asserted with respect to the transactions contemplated hereby under any Applicable Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of the parties hereto shall use their reasonable best efforts to (x) take, or cause to be taken, all other actions and (y) do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities, competition authorities of any other nation or other jurisdiction or Insurance Departments or commissions may assert under any Applicable Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the End Date), including in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date.  Notwithstanding anything to the contrary in this Section 8.01 or elsewhere in this Agreement, the parties hereto understand and agree that Parent’s reasonable best efforts shall include Parent (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with or required by any Governmental Authority or other Person in connection with any consent or approval required to complete or otherwise in connection with the transactions contemplated by this Agreement and (ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition or hold separate of businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries (each of the foregoing described in clauses (i) and (ii), a “Remedial Action”); provided, however that Parent’s obligations with respect to Remedial Actions pursuant to the foregoing clauses (i) and (ii) shall be limited to selling, divesting, disposing of, licensing or holding separate (A) rights to title plants and (B) businesses, product lines or assets of Parent, the Company and their respective Subsidiaries, as required by any Governmental Authority; and provided further, however, that Parent’s obligations with respect to Remedial Actions pursuant to the foregoing clauses (i) and (ii) shall not require Parent to sell, divest, dispose of, license or hold separate: (1) title plants and rights to title plants, businesses, product lines or assets to the extent that such title plants, rights to title plants, businesses, product lines or assets generated Divested Revenues in excess of $225,000,000 in the aggregate, or (2) any of its own brands in full. Nothing in this Agreement shall require Parent or its Affiliates to (and neither the Company nor its Subsidiaries shall without the express written consent of Parent) defend through litigation any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Authority) in order to avoid entry of, or to have vacated or terminated, any Legal Restraint that would prevent the Closing prior to the End Date.

(f)         For the avoidance of doubt, if requested by Parent, the Company shall, and shall cause any Insurance Subsidiary to, agree to or accept any Remedial Action; provided that nothing in this Agreement shall require any party hereto to take or agree to take, or cause to be taken, any Remedial Action unless the effectiveness of such Remedial Action is conditioned upon the Closing.

(g)        Each of the parties hereto shall:

(i)    promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed; and

(ii)   inform the other parties to this Agreement of, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of), any substantive communication from or to any Governmental Authority regarding the Mergers, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such Governmental Authority; provided, however, that Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust consents or approvals and shall lead and direct all submissions to, meetings and communications with any Governmental Authority or other party in connection with antitrust matters, including litigation matters with respect to any Antitrust Law; provided, however, that no party shall participate in any meeting or substantive communication with any Governmental Authority in connection with this Agreement and the Mergers unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate therein or thereat. Notwithstanding the foregoing and subject to the Confidentiality Agreement, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.01(g)(ii) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 8.01, materials provided pursuant to this Section 8.01 may be redacted (A) to remove references concerning the valuation of the Company and the Mergers, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege concerns.

(h)        In furtherance and not in limitation of the covenants of the parties contained in Section 8.01 (a), (e), (f), (g) or (h), the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent to obtain each of the consents set forth on Section 8.01(h) of the Company Disclosure Schedule; provided that the Company shall not be required to make payments or incur any costs or expenses, grant any concession or incur any liability in order to obtain any such consents, and the failure to obtain any such consent shall not constitute a breach of this Agreement by the Company or relieve Parent or the Merger Subs from any of their respective obligations hereunder (including to consummate the Mergers or the other transactions contemplated hereby).

Section 8.02.         Certain Filings.  (a)  The Company and Parent shall reasonably cooperate with one another (i) in connection with the preparation of the Proxy Statement, which shall, subject to Section 6.03(b), include the Company Board Recommendation, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)        As promptly as practicable following the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC the Registration Statement in connection with the registration under the 1933 Act of the shares of Parent Common Stock to be issued in Merger I.  Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate Merger I and the other transactions contemplated hereby.  Each of the Company and Parent shall furnish all information concerning the Company and the holders of shares of Company Common Stock and Parent and the holders of Parent Common Stock, as applicable, as may be reasonably requested in connection with any such action.

(c)        The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders and Parent’s stockholders, as applicable, as promptly as practicable after the Registration Statement is declared effective under the 1933 Act and in connection with the mailing of the Form of Election.

(d)        No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company or Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon (other than, in each case, any filing, amendment or supplement in connection with an Adverse Change Recommendation), and each party shall consider in good faith all comments reasonably proposed by the other party.  Each of the Company and Parent shall promptly provide the other with copies of all such filings, amendments or supplements to the extent not readily publicly available.  Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may be reasonably requested by such other party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Registration Statement or Proxy Statement, as applicable, and the resolution of any comments to either received from the SEC.  If at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company or the stockholders of Parent, as applicable.  The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement, Proxy Statement or the Mergers and (ii) all orders of the SEC relating to the Registration Statement.  No response to any comments from the SEC or the staff of the SEC relating to the Proxy Statement will be made by either party without providing the other a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC, and each party shall consider in good faith all comments reasonably proposed by the other party.  The parties will cause the Registration Statement and Proxy Statement to comply as to form in all material respects with the applicable provisions of the 1933 Act and the 1934 Act, as applicable, and the rules and regulations thereunder.

Section 8.03.         Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a press release to be reasonably agreed upon by Parent and the Company. Except in connection with press releases or other public statements made in compliance with Section 6.03, none of the Company, on the one hand, or Parent, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow, to the extent practicable and permissible pursuant to Applicable Law, the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final reasonable discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 8.03 shall not apply to any release or announcement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Agreement, in each case to the extent such disclosure is still accurate.

Section 8.04.         Further Assurances.  At and after the Subsequent Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company or the Merger Subs, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or the Merger Subs, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Mergers.

Section 8.05.         Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a)        subject to Applicable Law, any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(b)        any breach of this Agreement that would cause any of the closing conditions of the other party set forth in Article 9 not to be satisfied.

Section 8.06.         Section 16 Matters.  Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company and will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.07.         Stock Exchange De-Listing.  Prior to the Effective Time, the Company shall cooperate with Parent to, and Parent shall take such actions reasonably required to, cause the shares of Company Common Stock to be de-listed from the NYSE and de-registered under the 1934 Act as soon as practicable following the Effective Time.

Section 8.08.         Tax-Free Reorganization Representation Letters.  (a)  Prior to the Effective Time, each of Parent, the Merger Subs and the Company shall not take any action that it knows or would reasonably be expected to know would cause the Mergers not to qualify as a 368 Reorganization.

(b)        Prior to the Effective Time, each of Parent and the Company shall deliver to the Company’s tax counsel letters containing representations of its officers substantially in the form of Exhibits A and B hereto, respectively, for the purposes of obtaining a tax opinion from Davis Polk & Wardwell LLP to the effect that the Mergers will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

Section 8.09.         Transaction Litigation.  In the event that any stockholder litigation related to this Agreement or the transactions contemplated hereby is brought against either party or any directors or executive officers of either party after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), such party shall promptly notify the other party of any such Transaction Litigation that such party is aware of and shall keep such other party reasonably informed with respect to the status thereof. The Company shall control the defense or settlement of any Transaction Litigation brought against the Company or any of its directors or executive officers; provided that the Company shall give Parent the opportunity at Parent’s expense to participate in (but not control) the defense of any such Transaction Litigation, and the Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned).

Section 8.10.         Dividends.  Each of the Company and Parent shall coordinate with the other regarding the declaration and payment of dividends in respect of Company Common Stock and Parent Common Stock and the record dates and payment dates relating thereto, it being the intention of the Company and Parent that no holder of Company Common Stock or Parent

Common Stock shall receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Company Common Stock, on the one hand, and shares of Parent Common Stock any holder of Company Common Stock receives pursuant to the Mergers, on the other.

ARTICLE 9
CONDITIONS TO THE MERGERS

Section 9.01.         Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and the Merger Subs to consummate the Mergers are subject to the satisfaction of the following conditions:

(a)        the Company Stockholder Approval shall have been obtained in accordance with DGCL;

(b)        there shall not be in force an injunction or order of any court of competent jurisdiction or Governmental Authority of competent jurisdiction (with respect to Antitrust Laws or Insurance Laws, solely with respect to the Required Antitrust Regulatory Filings/Approvals and the Required Insurance Regulatory Filings/Approvals) enjoining, prohibiting or rendering illegal the consummation of the Mergers or the other transactions contemplated hereby, in each case whether temporary, preliminary or permanent (a “Legal Restraint”);

(c)        the filings, as applicable, under the Required Antitrust Regulatory Filings/Approvals shall have been made and any applicable approvals, consents, authorizations, clearances or waiting periods thereunder shall have been received and remain in effect (in the case of approvals, consents, authorizations or clearances) or expired or been terminated (in the case of waiting periods);

(d)        the filings, as applicable, under the Required Insurance Regulatory Filings/Approvals shall have been made and any applicable approvals, consents, authorizations, clearances or waiting periods thereunder shall have been received and remain in effect (in the case of approvals, consents, authorizations or clearances) or expired or been terminated (in the case of waiting periods);

(e)        the Registration Statement shall have been declared effective by the SEC under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before the SEC; and

(f)         the shares of Parent Common Stock to be issued in the Mergers shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 9.02.         Conditions to the Obligations of Parent and the Merger Subs.  The obligations of Parent and the Merger Subs to consummate the Mergers are subject to the satisfaction of the following further conditions (any or all of which may be waived by Parent and the Merger Subs in whole or in part to the extent permitted by Applicable Law):

(a)        (i) the representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (other than the Fundamental Representations and the representations and warranties of the Company contained in Section 4.10(b)), without giving effect to any materiality and Company Material Adverse Effect qualifications contained therein, shall be true at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the Fundamental Representations of the Company contained in this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such time (other than Fundamental Representations that by their terms address matters only as of another specified time, which shall be true only as of such time), (iii) the representations and warranties of the Company contained in Section 4.05(a) and 4.05(b) of this Agreement shall be true in all respects at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for any failures to be so true that are de minimis and (iv) the representation and warranty contained in Section 4.10(b) shall be true in all respects at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time);

(b)        the Company shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing (or any non-performance shall have been cured) in all material respects; provided that the failure by the Company to perform any of its obligations set forth in Section 8.08(b) shall not be deemed to constitute a failure of the closing condition set forth in this Section 9.02(b) to have been satisfied;

(c)        Parent shall have received a certificate signed by a senior executive officer of the Company confirming the satisfaction of the conditions set forth in Sections 9.02(a) and 9.02(b); and

(d)        since the date of this Agreement, there shall not have occurred and be continuing to occur any event, change, effect, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 9.03.         Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Mergers are subject to the satisfaction of the following further conditions:

(a)        (i) the representations and warranties of Parent contained in this Agreement or in any certificate or other writing delivered by Parent pursuant hereto (other than Fundamental Representations), without giving effect to any all materiality and Parent Material Adverse Effect qualifications contained therein, shall be true at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a

Parent Material Adverse Effect, (ii) the Fundamental Representations of Parent contained in this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such time (other than Fundamental Representations that by their terms address matters only as of another specified time, which shall be true only as of such time) and (iii) the representations and warranties of Parent contained in Section 5.05(a) and Section 5.05(b) of this Agreement shall be true in all respects at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for any failures to be so true that are de minimis;

(b)        each of Parent and the Merger Subs shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing (or any non-performance shall have been cured) in all material respects; provided that the failure by Parent or the Merger Subs to perform any of their obligations set forth in Section 8.08(b) shall not be deemed to constitute a failure of the closing condition set forth in this Section 9.03(b) to have been satisfied;

(c)        the Company shall have received a certificate signed by a senior executive officer of Parent confirming the satisfaction of the conditions set forth in Sections 9.03(a) and 9.03(b); and

(d)        since the date of this Agreement, there shall not have occurred and be continuing to occur any event, change, effect, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE 10
TERMINATION

Section 10.01.      Termination.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)        by mutual written agreement of the Company and Parent;

(b)        by either the Company or Parent, if:

(i)    the Mergers have not been consummated on or before the twelve (12)-month anniversary of the date hereof  (the “End Date”); provided however that if on the initial End Date the condition set forth in Section 9.01(c) or the condition set forth in Section 9.01(d) (or, solely to the extent in relation to the matters addressed by Section 9.01(c) or Section 9.01(d), the condition set forth in Section 9.01(b)) is not satisfied but all the other conditions to Closing set forth in Article 9 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to those conditions being capable of being satisfied), then either of Parent or the Company may, in its sole discretion, extend the End Date by three (3) months on up to two (2) occasions only by providing notice of such extension to the other Party, in which case the End Date shall be deemed for all purposes to be such later date (which, for the avoidance of doubt shall be no later than the eighteen (18) month anniversary of the date hereof); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Mergers to be consummated by such time;

(ii)   there shall be any Legal Restraint that shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the existence of such Legal Restraint; or

(iii)  at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c)        by Parent, if:

(i)    a Triggering Event shall have occurred; or

(ii)   a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) or Section 9.02(b), as applicable, not to be satisfied, and such breach or failure to perform is (A) incapable of being satisfied by the End Date or (B) if capable of being cured before the End Date, is not cured within thirty (30) Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 10.01(c)(ii) and the basis for such termination; provided that, at the time of the delivery of such notice, neither Parent nor either of the Merger Subs shall be in breach of its or their obligations under this Agreement; or

(d)        by the Company:

(i)    in accordance with Section 6.03(b)(ii)(B); provided that concurrently with such termination, the Company pays the Termination Fee payable pursuant to Section 11.04; or

(ii)   if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or the Merger Subs set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) or Section 9.03(b), as applicable, not to be satisfied, and such breach or failure to perform is (A) incapable of being satisfied by the End Date or (B) if capable of being cured before the End Date, is not cured within thirty (30) Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 10.01(d)(ii) and the basis for such termination;

provided that, at the time of the delivery of such notice, the Company shall not be in breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02.      Effect of Termination.  Subject to Section 11.04(b), if this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or other Representative of such party) to the other party hereto; provided that, subject to the first sentence of Section 11.04(d), if such termination shall result from the Willful Breach by a party, such party shall be fully liable for any and all liabilities and damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) incurred or suffered by the other party as a result of such failure.  The provisions of this Section 10.02 and Sections 6.04, 11.01, 11.04, 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

Section 11.01.      Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be given by hand delivery, delivery with signature required by a reputable express mail provider, certified mail (return receipt requested), or by e-mail of a PDF document, addressed as follows:

if to Parent or the Merger Subs, to:

Fidelity National Financial, Inc.
601 Riverside Ave.
Jacksonville, FL 32204
Attention: General Counsel
Email: mgravelle@fnf.com

with a copy, which shall not constitute notice, to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Michael J. Aiello and Sachin Kohli
Email: michael.aiello@weil.com; sachin.kohli@weil.com

if to the Company, to:

Stewart Information Services Corporation
1980 Post Oak Blvd.

Houston, Texas 77056
Attention: John Killea, President, Chief Legal Officer & Chief Compliance Officer and Cindy Madole, Senior Vice President & General Counsel
Email: JKillea@stewart.com; CMadole@stewart.com

with a copy, which shall not constitute notice, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: John D. Amorosi and Brian Wolfe
Email: john.amorosi@davispolk.com; brian.wolfe@davispolk.com or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02.      No Survival of Representations and Warranties.  The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Sections 7.04.

Section 11.03.      Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.      Expenses.  (a)  General.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)        Termination Fees.

(i)            Termination Fee.

(A)             If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $33,000,000 (the “Termination Fee”), in the case of a termination by Parent, within one Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(B)             If (1) this Agreement is terminated (A) by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii) or by (B) Parent pursuant to Section 10.01(c)(ii) as a result of a Willful Breach by the Company, (2) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors or its stockholders and not withdrawn and (3) within twelve (12) months following the date of such termination, (x) an Acquisition Proposal shall have been consummated or (y) a definitive agreement with respect to an Acquisition Proposal shall have been entered into and such Acquisition Proposal is subsequently consummated (provided that for purposes of this clause (B), each reference to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be a reference to “fifty percent (50%)”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (B), the Termination Fee.  Notwithstanding the foregoing, if this Agreement is terminated in any circumstance where the Reverse Termination Fee is payable pursuant to Section 11.04(b)(ii), no Termination Fee shall be payable.

(ii)           Reverse Termination Fee.  If this Agreement is terminated (A) pursuant to Section 10.01(b)(ii) and the Legal Restraint giving rise to such termination is based on failure to obtain, in accordance with the terms of this Agreement, the Required Insurance Regulatory Filings/Approvals or the Required Antitrust Regulatory Filings/Approvals or (B) pursuant to Section 10.01(b)(i) and, in the case of this clause (B), at the time of such termination, (x) one or more of the conditions set forth in Section 9.01(b), Section 9.01(c) or Section 9.01(d) shall not have been satisfied or waived and (y) all of the other conditions set forth in Section 9.01 and Section 9.02 have been, or are capable of being satisfied, then Parent shall pay to the Company $50,000,000 in immediately available funds (the “Reverse Termination Fee”) within five (5) Business Days after the date of the termination of this Agreement.

(c)        Other Costs and Expenses.  Each of Parent, the Merger Subs and the Company acknowledges that the agreements contained in Section 11.04(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent, the Merger Subs and the Company would not enter into this Agreement.  Accordingly, if either Parent or the Company fails promptly to pay any amount due to the other party pursuant to

Section 11.04(b), it shall also pay any costs and expenses incurred by such other party in connection with a legal action to enforce this Agreement that results in a judgment against the party that has failed to pay for such amount, together with interest on the amount of any unpaid fee, cost or expense at a rate of five percent (5%) compounded quarterly.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred and sixty five (365) days and the actual number of days elapsed.

(d)        Parent and the Merger Subs agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section 11.04 and such Termination Fee is paid in full, except in the case of a termination of this Agreement pursuant to Section 10.01(c)(i) or Section 10.01(d)(i) resulting from a Willful Breach by the Company (for the avoidance of doubt, only to the extent committed by or on behalf of the Company by the Company’s officers or directors or any of the Company’s or its Subsidiaries’ Representatives acting at the direction of an officer or director of the Company), Parent and the Merger Subs shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor the Merger Subs shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.   The Company agrees that, upon any termination of this Agreement under circumstances where the Reverse Termination Fee is payable by Parent pursuant to this Section 11.04 and such Reverse Termination Fee is paid in full, except in the case of Willful Breach by Parent or either Merger Sub of Section 8.01 (for the avoidance of doubt, only to the extent committed by or on behalf of Parent or either of the Merger Subs by Parent’s or either Merger Subs’ officers or directors or any of Parent’s or its Subsidiaries’ Representatives acting at the direction of an officer or director of Parent or either Merger Sub), the Company shall be precluded from any other remedy against Parent or either Merger Sub, at law or in equity or otherwise, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent or either Merger Sub or any of Parent’s or the Merger Subs’ Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

Section 11.05.      Disclosure Schedule and SEC Document References.  The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent. The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

Section 11.06.      Binding Effect; Benefit; Assignment.  (a) Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as provided in Section 7.04 or Section 10.02, and other than the right of any holder of Company Common Stock and Company Equity Awards to receive Merger Consideration, Parent RSUs or Parent PSUs in respect of their Company Common Stock or Company Equity Awards, as applicable, as contemplated by Article 2, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)        No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or either of the Merger Subs may transfer or assign its respective rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their respective Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or either of the Merger Subs of its respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or the Merger Subs.  Any purported assignment, delegation or other transfer without such consent shall be void.

Section 11.07.      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08.      Jurisdiction.  (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

(b)        EACH OF PARENT, THE MERGER SUBS AND THE COMPANY HEREBY IRREVOCABLY DESIGNATES CORPORATION TRUST CENTER (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 1209 ORANGE STREET, CITY OF

WILMINGTON, COUNTY OF NEW CASTLE, DELAWARE 19801, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.01.  EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY SHALL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.  EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 11.09.      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.      Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11.      Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12.      Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.      Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor.  Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 11.08(a), without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.  Notwithstanding anything herein to the contrary, if, prior to the End Date, any party brings any suit, action or proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by the amount of time during which such suit, action or proceeding is pending, plus twenty (20) Business Days, or such longer time period established by the court presiding over such suit, action or proceeding, if any.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

STEWART INFORMATION SERVICES CORPORATION

By:	/s/ John L. Killea
	Name:	John L. Killea
	Title:	President and Chief Legal Officer

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ Brent B. Bickett
	Name:	Brent B. Bickett
	Title:	Executive Vice President, Corporate Strategy

A HOLDCO CORP.

By:	/s/ Brent B. Bickett
	Name:	Brent B. Bickett
	Title:	President

S HOLDCO LLC

By:	/s/ Brent B. Bickett
	Name:	Brent B. Bickett
	Title:	President

ANNEX A

REQUIRED INSURANCE REGULATORY FILINGS/APPROVALS

1.              Form A - Change of Control filings made with Texas Department of Insurance in respect of the Stewart Title Guaranty Company in Texas and receipt of approval from Texas Department of Insurance in connection therewith

2.              Form A - Change of Control filings made with New York Department of Financial Services in respect of the Stewart Title Insurance Company in New York and receipt of approval from New York Department of Financial Services in connection therewith

3.              Form E - Filings made with State DOI’s for an acquisition involving a change in control of an insurer to ensure the acquisition does not have an anti-competitive effect for each of the following states:

a.        Alabama

b.        Alaska

c.        Arkansas

d.        Arizona

e.        Colorado

f.         Connecticut

g.        District of Columbia

h.        Delaware

i.         Georgia

j.         Hawaii

k.        Idaho

l.         Illinois

m.       Indiana

n.        Kentucky

o.        Louisiana

p.        Maryland

q.        Minnesota

r.         Mississippi

s.         Missouri

t.         Nevada

u.        New Mexico

v.        New Hampshire

w.       New Jersey

x.        North Dakota

y.        Oklahoma

z.        Oregon

aa.      Pennsylvania

bb.      Puerto Rico

cc.      Rhode Island

dd.      South Carolina

ee.      South Dakota

ff.       Tennessee

gg.      Utah

hh.      Vermont

ii.        Virginia

jj.        Washington

kk.      Wisconsin

ll.        West Virginia

mm.   US Virgin Islands

4.              State relicensing as an agent for each of the title agents licensed in Texas

5.              State Change in Control Filings for title and escrow entities in each of the following states:

a.              Arizona (in respect of escrow entities)

b.              California (in respect of UTC and escrow entities)

c.               Oregon (in respect of escrow entities)

6.              Change in Control filings for all of the Stewart international operations that are required by Insurance Law in Canada, Mexico and the UK.

ANNEX B

FOREIGN ANTITRUST APPROVALS

1.              Competition Act Filing – Canada Competition Bureau.